Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EUSA PHARMA, INC.,

EUSA PHARMA (USA), INC.

and

CYTOGEN CORPORATION

Dated as of March 10, 2008

3.17	Absence of Certain Changes or Events	27
3.18	Contracts	29
3.19	Litigation	30
3.20	Employee Benefits	31
3.21	Labor and Employment Matters	34
3.22	Environmental	36
3.23	Related Party Transactions	39
3.24	Insurance	39
3.25	Books and Records	40
3.26	Product Warranty	40
3.27	Brokers or Finders	40
3.28	No Illegal Payments	40
3.29	Bank Accounts	41
3.30	Rights Plan; Antitakeover Statutes	41
3.31	Opinion of Financial Advisor	42

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	42

4.1	Organization and Good Standing	42
4.2	Authority and Enforceability	42
4.3	No Conflicts; Authorizations	42
4.4	Availability of Funds	43
4.5	Brokers or Finders	43
4.6	Interim Operations of Sub	43

ARTICLE V	COVENANTS OF THE COMPANY	43

5.1	Management Consulting Committee	43
5.2	Conduct of Business	44
5.3	Negative Covenants	45
5.4	Access to Information	48
5.5	Resignations	48

5.6	Consents	48
5.7	Notification of Certain Matters	48
5.8	Exclusivity	48
5.9	Company Stockholders’ Meeting	51
5.10	Proxy Statement	51

ARTICLE VI	COVENANTS OF PARENT	53

6.1	Benefit Plans	53
6.2	Delisting and Deregistration	54
6.3	Indemnification	54

ARTICLE VII	COVENANTS OF THE COMPANY AND PARENT	55

7.1	Regulatory Approvals	55
7.2	Public Announcements	55
7.3	Further Assurances	56

ARTICLE VIII	CONDITIONS TO MERGER	56

8.1	Conditions to Each Party’s Obligation to Effect the Merger	56
8.2	Conditions to Obligations of Parent and Merger Sub to Effect the Merger	59
8.3	Conditions to Obligation of the Company to Effect the Merger	59

ARTICLE IX	TERMINATION	59

9.1	Termination	59
9.2	Effect of Termination	61
9.3	Remedies	61
9.4	Termination Fee	62

ARTICLE X	MISCELLANEOUS	63

10.1	Notices	63
10.2	Survival	64
10.3	Amendments and Waivers	64
10.4	Fees and Expenses	65
10.5	Successors and Assigns	65

10.6	Governing Law	65
10.7	Consent to Jurisdiction	65
10.8	Counterparts	66
10.9	Third Party Beneficiaries	66
10.10	Entire Agreement	66
10.11	Captions	66
10.12	Severability	66
10.13	Specific Performance	66

ARTICLE XI	DEFINITIONS	67

11.1	Definitions	67
11.2	Interpretation	69

Execution Copy

AGREEMENT AND PLAN OF MERGER

                AGREEMENT AND PLAN OF MERGER, dated March 10, 2008 (the “Agreement”), by and among EUSA Pharma Inc., a Delaware corporation (“Parent”), EUSA Pharma (USA), Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Cytogen Corporation, a Delaware corporation (the “Company”). Capitalized terms used in this Agreement shall have the meanings assigned to them in ARTICLE XI, or in the applicable Section of this Agreement to which reference is made in ARTICLE XI.

                WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company deem it advisable and in the best interests of their respective stockholders to enter into this Agreement providing for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) upon the terms and subject to the conditions set forth herein; and

                WHEREAS, in furtherance thereof, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth in this Agreement; and

                WHEREAS, the Board of Directors of the Company has determined that the consideration to be paid for each share of the issued and outstanding common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) in the Merger is fair to the holders thereof and has resolved to recommend to the stockholders of the Company the adoption of this Agreement; and

                WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent and the Company are entering into voting agreements, in substantially the form attached hereto as Exhibit A, with certain officers and directors of the Company, dated as of the date hereof (the “Voting Agreement”) pursuant to which such officers and directors have agreed, upon the terms and subject to the conditions set forth in their respective Voting Agreements, among other things, (i) to vote their respective shares of Company Common Stock in favor of adoption of this Agreement, and (ii) to require that any transferee of their beneficial ownership of the Company common stock enter into a Voting Agreement with Parent and the Company; and

                WHEREAS, Parent, as the sole stockholder of Merger Sub, has adopted this Agreement;

                NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1               The Merger.  Subject to the terms and conditions of this Agreement and the Certificate of Merger in such form as is required by the relevant provisions of the  DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease.  As a result of the Merger, the outstanding shares of capital stock of the Company and Merger Sub shall be converted or canceled in the manner provided in ARTICLE II of this Agreement, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving corporation following the Merger. Merger Sub and the Company are sometimes referred to herein as the “Constituent Corporations” and the Company as the surviving corporation following the Merger is sometimes referred to herein as the “Surviving Corporation.”

1.2               Closing; Effective Time.  Subject to the terms and conditions contained in this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 502 Carnegie Center, Princeton, New Jersey 08540, at 10:00 a.m. on a date to be specified by the parties which shall be no later than two (2) Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in ARTICLE VIII (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties.  The date upon which the Closing occurs is herein referred to as the “Closing Date.”  Subject to the provisions of Section 1.1, as promptly as possible after the satisfaction or, if permissible, the waiver, of the conditions set forth in ARTICLE VIII of this Agreement, the Company, as the Surviving Corporation, shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware in such form as required by and executed in accordance with the relevant provisions of the DGCL.  The Merger shall become effective at such time as the Certificate of Merger is so filed or at such later time as is set forth in the Certificate of Merger, if different, which time is hereinafter referred to as the “Effective Time.”

1.3               Effects of the Merger.

(a)           At and after the Effective Time, the Merger shall have the effects specified in the DGCL.

(b)           At the Effective Time, the Certificate of Incorporation of the Company as the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article I of the Certificate of Incorporation of the Surviving Corporation shall read as follows:  “The name of this corporation is EUSA Pharma (USA), Inc.” As so amended and restated, the Certificate of Incorporation of the

Company shall be the Certificate of Incorporation of the Surviving Corporation until amended thereafter in accordance with applicable Law.

(c)           At the Effective Time, the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation (except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to EUSA Pharma (USA), Inc.), until amended thereafter in accordance with applicable Law.

(d)           At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office until their respective death, permanent disability, resignation or removal or until their respective successors are duly elected and qualified, all in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable Law.

1.4               Further Assurances.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Constituent Corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE II

EFFECT ON CAPITAL STOCK; SURRENDER OF CERTIFICATES AND
PAYMENT

2.1               Total Merger Consideration; Effect on Capital Stock.  The aggregate consideration, consisting solely of cash, shall be based upon the formula contained in Schedule 2.1 of the Company Disclosure Schedules, but shall not exceed Twenty-Two Million Six Hundred Thousand Dollars ($22,600,000) (the “Total Merger Consideration”).  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any stockholder of the Company (each such stockholder, a “Company Stockholder”):

(a)           Each share of Company Common Stock, together with the associated rights to purchase shares of capital stock of the Company (“Rights”) issued pursuant to that certain Amended and Restated Rights Agreement, dated as of October 19, 1998, by and between the Company and Chase Mellon Shareholder Services, L.L.C., as Rights Agent (the “Rights Plan”) (each such share of Company Common Stock, together with the associated Rights, equal to and meaning a “Share”), issued and outstanding immediately prior to the Effective Time (other than Excluded Shares (as defined below)) shall be converted into the right to receive and become exchangeable for an amount of cash equal to the Per Share Merger Consideration, as provided in Section 2.2 hereof.

(b)           Each Share issued and outstanding and owned by Parent, Merger Sub or any other Subsidiary of Parent and Shares owned by the Company or any wholly owned subsidiary of the Company, in each case not held on behalf of third parties (collectively, “Excluded Shares”), immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no cash, securities or other consideration shall be payable in respect thereof.

(c)           Each share of common stock of Merger Sub, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(d)           If between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

(e)           Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Per Share Merger Consideration and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL, such stockholder’s Appraisal Shares in respect of which the Stockholder would otherwise be entitled to receive fair value under the Section 262 of the DGCL shall thereupon be deemed to have been converted at the Effective Time, into the right to receive the Per Share Merger Consideration without any interest thereon.

(f)            The Company shall give Parent (i) prompt notice of any notice received by the Company of intent to demand the fair value of any Shares, withdrawals of such notices and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct and participate at its expense in all negotiations and proceedings with respect to the exercise of dissenters’ rights under Section 262 of the DGCL.  The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any such exercise of dissenters’ rights or offer to settle or settle any such rights or approve any withdrawal of any such demands.

2.2               Surrender of Stock Certificates and Payment.

(a)           Promptly following the Effective Time, Parent shall enter into an agreement with American Stock Transfer and Trust Company, or such other bank or trust company of recognized standing that may be designated by Parent and is reasonably satisfactory to the Company (the “Paying Agent”).  Following the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the Company Stockholders (other than with respect to Excluded Shares), the amount of cash payable pursuant to Section 2.1 as of the Effective Time in respect of the Shares (other than Excluded Shares) (such cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Payment Fund”).  The Paying Agent shall make the cash payments provided for in the preceding sentence out of the Payment Fund.  The Payment Fund shall not be used for any other purpose.

(b)           As promptly as reasonably practicable after the Effective Time, provided that the Company has cooperated to make the necessary information available thereto a sufficient time in advance,  Parent shall cause the Paying Agent to mail to each holder of record of Shares a letter of transmittal and instructions (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to Shares shall pass, only upon proper delivery of the certificates representing Shares (“Certificates”) or transfer of uncertificated Shares (“Uncertificated Shares”) to the Paying Agent) for use in exchanging Shares for the Per Share Merger Consideration payable in respect of such Shares.  Upon (x) surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, or (y) receipt of an “agent’s message” by the Paying Agent (or any other evidence that the Paying Agent may reasonably request ) in the case of a book-entry transfer of Uncertificated Shares, the holder of such Shares shall be entitled to receive in exchange therefor cash in an amount (subject to any applicable withholding taxes) equal to the product of the number of Shares represented by a Certificate or Uncertificated Shares and the Per Share Merger Consideration, and the Certificate or Uncertificated Shares so surrendered shall forthwith be canceled.

(c)           If any portion of the Total Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificates or Uncertificated Shares are surrendered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or, in the case of an Uncertificated Share, such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any and all Taxes required as a result of the payment to a Person other than the registered holder of the Certificate or Uncertificated Share or establish by evidence satisfactory to the Paying Agent that any such Taxes have been paid or are not payable.  Until surrendered or transferred as contemplated by this Section 2.2, each Certificate and Uncertificated Share (other than Certificates or Uncertificated Shares representing Excluded Shares and Appraisal Shares) shall represent at all times after the Effective Time solely the right to receive, upon such surrender or transfer, in accordance with the terms hereof, the Per Share Merger Consideration in respect of the Company Common Stock represented thereby.

(d)           All cash paid upon surrender of Certificates and Uncertificated Shares in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates or Uncertificated Shares. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company.  From and after the Effective Time, the Company Stockholders shall cease to have any rights with respect to Shares outstanding immediately prior to the Effective Time, except as otherwise provided in this Agreement or by Law.  On or after the Effective Time, any Certificates or Uncertificated Shares presented to the Paying Agent or Parent for any reason shall be canceled and exchanged for the Per Share Merger Consideration provided for, and in accordance with the procedures set forth in, this ARTICLE II.

(e)           Any portion of the Total Merger Consideration made available to the Paying Agent to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.  Any portion of the Payment Fund that remains undistributed to the Company Stockholders for a period of six months after the Effective Time shall be redelivered to Parent, and any Company Stockholders who have not theretofore complied with this ARTICLE II shall thereafter look only to Parent for the cash to which they are entitled pursuant to Section 2.1.  Any portion of the Payment Fund remaining unclaimed by Company Stockholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. To the fullest extent permitted by Law, neither Parent nor the Surviving Corporation shall be liable to any Company Stockholder or other Person for cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.3               Withholding Rights.  Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Stockholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

2.4               Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate and the payment of any fee charged by the Paying Agent for such service, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the amount of cash to which the holder thereof is entitled pursuant to Section 2.1 (subject to any applicable withholding taxes).

2.5               Company Derivative Securities; Company Restricted Shares.

(a)           The Board of Directors of the Company shall take all actions necessary to cause, at the Effective Time, each outstanding option, stock equivalent right, warrant or other right to acquire shares of Company Common Stock (a “Derivative Security” or “Derivative Securities”) whether or not then exercisable or vested, shall, by virtue of the Merger and without any action on the part of any holder of any Derivative Security, become fully exercisable and vested.  At the Effective Time (A) each Derivative Security which is then outstanding shall be canceled and (B) in consideration of such cancellation, each Derivative Security shall be converted into the right to receive, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto equal to the product of (x) the excess of the Per Share Merger Consideration over the exercise price thereof of the Derivative Security, if any, and (y) the number of shares of Common Stock subject thereto (such payment to be net of taxes required by Law to be withheld with respect thereto).  No payment shall be made with respect to any Derivative Security having a per share exercise price, as in effect at the Effective Time, equal to or greater than the Per Share Merger Consideration.  In addition, all shares reserved for issuance under the Option Plans (as herein defined) shall be canceled.  The cancellation of a Derivative Security as provided in this Section 2.5 shall be deemed a release of any and all rights the holder thereof had or may have in respect of such Derivative Security.  Within five (5) business days after the Effective Time, Parent shall pay the aggregate amount due to holders of Derivative Securities pursuant to this Section 2.5 to an account or accounts designated by the Company by wire transfer of immediately available United States funds. Notwithstanding anything to the contrary contained herein, prior to the Effective Time, the Company shall take any and all actions necessary to effectuate this Section 2.5.

(b)           At the Effective Time, each share of Company Common Stock that is subject to vesting and a repurchase option in favor of the Company immediately prior to the Effective Time (collectively, “Company Restricted Shares”) shall be 100% exercisable, whether or not then exercisable or vested, and each holder of Company Restricted Shares shall be treated as a holder of Company Common Stock pursuant to Section 2.1 above and entitled to receive the Per Share Merger Consideration for each Company Restricted Share.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                The Company represents and warrants to Parent and Merger Sub that the statements contained in this ARTICLE III are true and correct, except as set forth in the forms, reports, statements, schedules, registration statements and other documents filed by the Company with the SEC (other than the exhibits to such documents) within the last twelve months (collectively, the “Current Company SEC Reports”), or disclosure schedule dated and delivered as of the date hereof by the Company to Parent (the “Company Disclosure Schedule”), which is being concurrently delivered to Parent in connection herewith and is designated therein as being the Company Disclosure Schedule.  The Company Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this ARTICLE III.

3.1               Organization and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.  The Company has delivered to Parent prior to the date of this Agreement true and complete copies of (i) its Charter Documents and (ii) all minutes of (A) the meetings of its Board of Directors, (B) the meetings of each committee of its Board of Directors and (C) the meetings of its stockholders (in each case including any and all written consents in lieu of such meetings) held between January 1, 2006 and August 14, 2007.  Such Charter Documents are in full force and effect and the Company is not in default of any provision thereunder. There are no resolutions or other actions of the Board of Directors, any committee of the Board of Directors or the stockholders other than as disclosed in the minutes and written consents provided to Parent. “Charter

Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

3.2               Capitalization.

(a)           The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which 35,570,836 shares of Company Common Stock are issued and outstanding as of the date hereof, and 5,400,000 shares of preferred stock, par value $.01 per share (the “Company Preferred Stock”), of which no shares of Company Preferred Stock are issued and outstanding as of the date hereof. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws. No shares of Company Common Stock are held by any Subsidiary of the Company. No shares of Company Common Stock or Company Preferred Stock are held in the Company’s treasury. As of the date hereof, 200,000 shares of Company Preferred Stock are designated as Series C Junior Participating Preferred Stock, of which no shares are issued and outstanding, but are reserved for issuance upon the exercise of Rights issued pursuant to the Rights Plan.

(b)           The Company has duly reserved 3,305,528 shares of Company Common Stock for future issuance pursuant to the Company Stock Plans, of which options to purchase shares of Company Common Stock (the “Company Stock Options”) to purchase 1,970,866 shares of Company Common Stock are outstanding as of the date hereof.  The Company has provided to Parent a report dated as of December 13, 2007 that sets forth with respect to each Company Stock Option that is outstanding as of such date: (i) the name of the holder of such Company Stock Option; (ii) the date on which such Company Stock Option was granted; (iii) the term of such Company Stock Option; (iv) the total number of shares of Company Common Stock that was originally subject to such Company Stock Option; (v) the number of shares of Company Common Stock that remain subject to such Company Stock Option and the number of such shares of Company Common Stock that have vested; (vi) the vesting schedule for such Company Stock Option; (vii) the exercise price per share of Company Common Stock purchasable under such Company Stock Option; and (viii) whether such Company Stock Option has been designated an “incentive stock option” as defined in section 422 of the Code. The Company has delivered to Parent accurate and complete copies of the Company Stock Plans under which there are currently outstanding options. The Company has provided to Parent a report dated as of the date hereof that sets forth with respect to Company Restricted Shares that are outstanding as of such date: (i) the name of each holder of Company Restricted Shares; (ii) the total number of Company Restricted Shares originally issued to such holder; (iii) the date on which such Company Restricted Shares were issued; (iv) the number of Company Restricted Shares which have vested; (v) the vesting schedule for such Company Restricted Shares; and (vi) the purchase price per share of such Company Restricted Shares.  The Company has delivered to Parent accurate and complete copies of (A) its standard form of restricted shares agreement and (B) any restricted shares agreement which deviates in any material respect from the standard form of restricted shares agreement.  The Company has duly reserved 10,535,370 shares of Company Common Stock for future issuance pursuant to the warrants issued by the Company (the “Company Warrants”) to purchase 10,535,370 shares of Company Common Stock which are outstanding as of the date hereof.

(c)           Except for (i) the shares of Company Common Stock outstanding as of the date hereof, (ii) the Company Stock Options outstanding as of the date hereof, (iii) the Rights, and (iv) the other options, warrants, purchase rights, subscription rights, conversion rights, exchange rights and other Contracts that, directly or indirectly, could require the Company to issue, sell or otherwise cause to become outstanding shares of Company Common Stock that are disclosed in Section 3.2(c)(iv) of the Company Disclosure Schedule (the options, warrants, rights and other Contracts required to be disclosed pursuant to this Section 3.2(c)(iv), the “Other Purchase Rights”), the Company does not have outstanding securities of any kind.  Except as set forth in the preceding sentence, the Company is not a party to any Contract obligating the Company, directly or indirectly, to issue additional securities and, to the Company’s Knowledge, there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of the Company. As of the Effective Time, there will be no more than an aggregate of  36,135,929 shares of Company Common Stock that are then outstanding or subject to (A) 527,040 Company Restricted Shares that are then outstanding; and (B) 38,053 shares of Common Stock issued under the Company’s 2005 Employee Stock Purchase Plan.

(d)           All outstanding Company Stock Options and Other Purchase Rights have been duly authorized and validly issued and were issued in compliance with all applicable federal and state securities Laws. All shares of Company Common Stock subject to issuance upon exercise, conversion and/or exchange of Company Stock Options and Other Purchase Rights, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(e)           No Company Stock Option, Company Restricted Share or Other Purchase Right will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement.  Neither the consummation of the transactions contemplated by this Agreement, nor any action taken or to be taken by the Company in connection with such transactions, will result in the inability of Parent after the Effective Time to exercise any right or benefit held by the Company prior to the Effective Time with respect to any Company Stock Option assumed by Parent or any Company Restricted Share, to the extent applicable.

(f)            None of the shares of Company Common Stock, Company Stock Options or Other Purchase Rights were issued or have been transferred in violation of, or are subject to, any preemptive rights, rights of first offer or subscription agreements.  The

Company is not a party to any stockholder agreements, voting agreements, voting trusts or any such other similar arrangements with respect to the transfer, voting or other rights associated with its securities other than in accordance with the provisions hereof and, to the Company’s Knowledge, there are no such agreements to which the Company is not a party.

(g)           Except for the repurchase at cost of shares of Company Common Stock from employees of the Company and its Subsidiaries in connection with the termination of their employment, the Company has not repurchased or otherwise reacquired any of its securities.  The repurchase of any such securities was duly approved and authorized by the Board of Directors and complied in all respects with applicable Law, and the Company has no liability, contingent or otherwise, to make any payments with respect to any such repurchased securities. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any of its securities.  There are no declared or accrued unpaid dividends with respect to any of the Company’s securities.

(h)           The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(i)            The Company does not have outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

3.3               Subsidiaries of the Company.

(a)           The Company Disclosure Schedule contains a true and complete list of the Subsidiaries of the Company and sets forth with respect to each such Subsidiary (i) the jurisdiction of formation, (ii) the authorized and outstanding capital stock of such Subsidiary, (iii) the owner(s) of record of such outstanding capital stock and (iv) its status as an active or dormant company.  The outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and, other than as set forth on the Company Disclosure Schedule, are owned by the Company or another Subsidiary of the Company free and clear of all liens, claims, charges, security interests, mortgages, pledges, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions of any kind, including, any restrictions on the use, voting, transfer or other attributes of ownership (collectively, “Liens”).

(b)           Each Subsidiary of the Company is validly existing and in good standing under the Laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.  All actions taken by each of the Subsidiaries has been authorized by all necessary corporate action, except where the failure to so authorize would not reasonably be expected to be, individually or in the aggregate, material to the Company.

(c)           Other than the shares of capital stock set forth in the Company Disclosure Schedule, no Subsidiary of the Company has outstanding securities of any kind. No Subsidiary of the Company is party to any Contract obligating such Subsidiary, directly or indirectly, to issue any additional securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire the securities of any such Subsidiary.

(d)           No Subsidiary of the Company has outstanding any bonds, debentures, notes or other obligations or debt securities the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter.

(e)           Other than as set forth in the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company, directly or indirectly, owns any securities or other interest in any corporation, partnership, joint venture or other business association or entity, or to provide funds to or make any investment.

(f)            There are no obligations, contingent or otherwise, of the Company or any Subsidiary of the Company to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any entity.

(g)           Any Subsidiary of the Company that is not wholly-owned is dormant and inactive.  There are no contracts, assets, liabilities, obligations or entitlements existing in connection with any such Subsidiary to any stockholder or third party.

3.4               Authority and Enforceability.

(a)           The Company has all necessary corporate power and authority to enter into this Agreement, and, subject in the case of the consummation of the Merger to the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the Company Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at a duly convened meeting of the Company Stockholders to adopt this Agreement is the only vote of the holders of any class of capital stock or other security of the Company necessary to approve this Agreement and the Merger (the “Company Stockholder Approval”). This Agreement

has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b)           The Board of Directors of the Company has, by the unanimous vote of all directors then in office, (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is advisable and in the best interests of the Company Stockholders and (iii) resolved to recommend that the Company Stockholders adopt this Agreement and directed that this Agreement be submitted to the Company Stockholders for adoption.

3.5               No Conflict; Authorizations.

(a)           The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of the Company’s or any of its Subsidiaries’ Charter Documents, (ii) violate or conflict with, or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Contract (A) to which the Company or any of its Subsidiaries is a party, (B) of which the Company or any of its Subsidiaries is a beneficiary or (C) by which the Company or any of its Subsidiaries or any of their respective assets is bound, (iii) assuming compliance by the Company with the matters referred to in Section 3.5(b), violate or conflict with any Law, Authorization or Order applicable to the Company or any of its Subsidiaries, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy, obtain any relief under or  revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by the Company or any of its Subsidiaries, except for any such violations, conflicts, defaults and events referred to in clause (ii) and for any such violations, conflicts, challenges, remedies, relief, revocations, modifications or Liens referred to in clauses (iii) and (iv) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Section 3.5(a) of the Company Disclosure Schedule sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Contract to which the Company or any of its Subsidiaries is a party (collectively, “Consents”) in order to preserve all rights of, and benefits to, the Surviving Corporation and its Subsidiaries thereunder.

(b)           No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity or other Person, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Merger, except for (i) any necessary filing or approval of the New Jersey Department of Environmental Protection pursuant to ISRA (as herein defined), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement and such reports under Sections 13, 15(d) and 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby and (iv) such filings under the rules of the NASDAQ Global Market (“NASDAQ”) as may be required in connection with this Agreement and the transactions contemplated hereby.

3.6               SEC Filings; Financial Statements.

(a)           The Company has filed all forms, reports, statements, schedules, registration statements and other documents required to be filed by it with the SEC from January 1, 2002 through and including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, and, when filed with the SEC, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (collectively, the “Company SEC Reports”).  The Company has provided Parent with draft audited financial statements of the Company for the year ended December 31, 2007.  As of the respective dates they were filed, and with respect to the Form 10-K, as of the date of its filing (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), (i) each Company SEC Report complied, and each such Company SEC Report filed subsequent to the date hereof will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, as the case may be, (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, (iii) each required Company SEC Report containing financial statements that has been filed with or submitted to the SEC by the Company since January 1, 2002, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 and, at the time of filing or submission of each such certificate, such certification was true and accurate and complied in all material respects with the Sarbanes-Oxley Act of 2002. The Company maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) required by Rule 13a-15 under the Exchange Act.  Such disclosure controls and procedures are sufficient to ensure that material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded and reported on a timely basis to the Company’s management to allow the principal executive officer and the principal financial officer of the Company or individuals performing similar functions, to make timely decisions regarding required disclosure.  Based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, the Company has not disclosed to its independent auditors and the audit committee of the Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal controls over financial reporting.  The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder applicable to it.  The Company has promptly disclosed, by filing a Current Report on Form 8-K, any change in or waiver of the Company’s code of ethics as required by the Sarbanes-Oxley Act.  No Subsidiary of the Company is required to file any form, report or other document with the SEC or any similar Governmental Entity or any national securities exchange or quotation service.

(b)           Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the “Company Financial Statements”) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole).  The most recent unaudited balance sheet of the Company contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 is hereinafter referred to as the “Company Balance Sheet” and the date thereof is hereinafter referred to as the “Company Balance Sheet Date.”  The draft audited financial statements for the year ended December 31, 2007 (including any notes thereto) provided to the Parent (the “Draft Financial Statements”) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.  When completed, and signed by the auditors of the Company, there will be no material changes thereto.

(c)           There are no outstanding or unresolved comments in any comment letters received by the Company from the SEC.  As of the date of this Agreement, to the knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC.  The Company has furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the

SEC but which are required to be filed, to agreements, documents or other instruments that previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

3.7               No Undisclosed Liabilities.  The Company and its Subsidiaries have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Company Balance Sheet, and (b) those which have been incurred in the ordinary course of business and consistent with past practice since the Company Balance Sheet Date and which are not, individually or in the aggregate, material in amount. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a)(iv) of Regulation S-K)).

3.8               Inventory.  The Company Disclosure Schedule provides a complete list as of December 31, 2007 of current raw materials, supplies, parts, work-in-process and finished goods as of the date hereof and provides the shelf life for all finished goods.  All inventory of the Company and its Subsidiaries (including materials, supplies, parts, work-in-process and finished goods) is of a quality, quantity and condition useable or saleable in the ordinary course of business. None of such inventory is obsolete and no write-down of such inventory has been made or should have been made in the period since the date of the applicable Company Disclosure Schedule.  The quantities of each item of inventory are not excessive and are reasonable in the present circumstances of the Company and its Subsidiaries.  All work in process and finished goods inventory is free of any material defect or other deficiency.  All of such inventory is located at the facilities of the Company or a Subsidiary of the Company or third-party contract providers of the Company, and no inventory is held on a consignment basis.

3.9               Accounts Receivable.  The accounts receivable of the Company and its Subsidiaries as set forth on the Company Balance Sheet or arising since the date thereof are, to the extent not paid in full by the account debtor prior to the date hereof, (a) valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, (b) not subject to valid defenses, set-offs or counterclaims, and (c) collectible within sixty (60) days after due date at the full recorded amount thereof less, in the case of accounts receivable appearing on the Company Balance Sheet, the recorded allowance for collection losses on the Company Balance Sheet or, in the case of Accounts Receivable arising since the Company Balance Sheet Date, the recorded allowance for collection losses shown on the accounting records of the Company and its Subsidiaries.  The allowance for collection losses on the Company Balance Sheet and, with respect to Accounts Receivable arising since the Company Balance Sheet Date, the allowance for collection losses shown on the accounting records of the Company and its Subsidiaries, have been determined in accordance with GAAP consistent with past practice.  The accounts receivable existing as of the Closing Date will be collectible within sixty (60) days after due date at the full recorded amount thereof net of the reserves shown on the accounting records of the Company and its Subsidiaries as of the Closing Date (which reserve shall be adequate and shall not represent a greater percentage of the accounts receivable as of the Closing Date than the reserve reflected in the Company Balance Sheet represented or the accounts receivable reflected therein).

3.10             Taxes.

(a)           As used in this Agreement, the following words and terms have the following definitions:

(i)            “Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

(ii)           “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(iii)          “Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

(b)           Each of the Company and its Subsidiaries has duly and timely filed all Tax Returns required to have been filed by or with respect to the Company or such Subsidiary and will duly and timely file all Tax Returns due between the date hereof and the Closing Date.  Each such Tax Return correctly and completely reflects all liability for Taxes and all other information required to be reported thereon.  All Taxes owed by the Company and each Subsidiary of the Company (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid). Each of the Company and its Subsidiaries has adequately provided for, in its books of account and related records, all Liability for all unpaid Taxes, being current Taxes not yet due and payable.

(c)           Each of the Company and its Subsidiaries has withheld and timely paid all Taxes required to have been withheld and paid by it and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(d)           The statute of limitations for the assessment of income Taxes has expired for all periods prior to January 1, 2004.  Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, nor has the Company or any of its Subsidiaries made (or had made on its behalf) any requests for such extensions. Neither the Company nor any of its Subsidiaries has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.  No power of attorney granted by the Company or any Subsidiary with respect to any Taxes is currently in force.

(e)           The Company Disclosure Schedule indicates those Tax Returns that have been audited and those Tax Returns that currently are the subject of audit.  Except as set forth in the Company Disclosure Schedule there is no material Action now pending or threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax or any assessment or deficiency nor is there any basis for same.  There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. The Company has delivered to Parent correct and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries for the tax periods ended December 31, 2004, 2005 and 2006.

(f)            The Company Disclosure Schedule lists, as of the date of this Agreement, all jurisdictions in which the Company or any of its Subsidiaries currently files Tax Returns. No claim has been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any of them is or may be subject to taxation by that jurisdiction or that any of them must file Tax Returns.

(g)           Neither the Company nor any of its Subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provisions of state, local or foreign income Tax Law).  None of the assets or properties of the Company or any of its Subsidiaries constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code.  Neither the Company nor any of its Subsidiaries is a party to any “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982, or to any “long-term contract” within the meaning of Section 460 of the Code.  Neither the Company nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. The Company is not a “foreign person” within the meaning of Section 1445 of the Code.  Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make payments that would not be deductible under Sections 280G, 409A, 404 or 162 of the

Code or an excise tax to the recipient of such payments pursuant to Section 4999 of the Code.

(h)           Neither the Company nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement. Neither the Company nor any of its Subsidiaries has received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any agreement with a Taxing Authority. Each of the Company and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(i)            Neither the Company nor any of its Subsidiaries (i) has ever been a party to any Tax allocation or sharing agreement or Tax indemnification agreement, (ii) has ever been a member of an affiliated, consolidated, condensed or unitary group or (iii) has any liability for or obligation to pay Taxes of any other Person under Treas. Reg. 1.1502-6 (or any similar provision of Tax Law), or as transferee or successor, by contract or otherwise.  Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income tax purposes.

(j)            The Company has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(k)           The unpaid Taxes of the Company and any of its Subsidiaries (A) did not, as of the Company Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face (rather than in any notes thereto) of the Company Balance Sheet and (B) do not exceed that reserve as adjusted for the operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(l)            Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a Taxable period ending on or prior to the Closing Date;  (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(m)          Neither the Company nor any of its Subsidiaries has (i) sold any property or undertaken any transaction pursuant to which cash or other property was received prior to the Closing and income or gain will be recognized on or after the Closing, (ii) owned, directly or indirectly, stock in a “passive foreign investment company”, a “controlled foreign corporation”, a “foreign personal holding company”, or a “foreign investment company”, within the meaning of Code Sections 1297(a), 957(a), 552(a) and 1246(b), respectively, (iii) undertaken any action which would result in an “overall foreign loss” within the meaning of the Code Section 904(f)(2), (iv) been subject to the “dual consolidated loss” provisions of Code Section 1503(d), or (v) taken the position that any income constitutes “blocked income” on account of foreign or domestic legal restrictions and is therefore not currently taxable.

(n)           The Company’s tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company’s tax books and records.

3.11             Compliance with Law.

(a)           Each of the Company and its Subsidiaries has complied in all material respects with each, and is not in violation in any material respect of, any applicable Law to which the Company or any of its Subsidiaries or its business, operations, assets or properties are or have been subject.

(b)           No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of the Company or any of its Subsidiaries to comply with, any Law, except for any such violations, conflicts or failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice regarding any such violation of, conflict with, or failure to comply with, any Law.

3.12             Authorizations.

(a)           Each of the Company and its Subsidiaries owns, holds or lawfully uses in the operation of its business all Authorizations which are necessary for it to conduct its business as currently conducted or for the ownership and use of the assets owned or used by the Company or such Subsidiary in the conduct of its business free and clear of all Liens, except where the failure to own, hold, possess or lawfully use any such Authorizations would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.  All material Authorizations are listed in the Company Disclosure Schedule.

(b)           No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of the Company or any of its Subsidiaries to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any material Authorization. Neither the Company nor any of its Subsidiaries has received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any material Authorization.  Neither the Company nor any of its Subsidiaries is in default, nor has the Company or any of its Subsidiaries received notice of any claim of default, with respect to any material Authorization.

3.13         Title to Personal Properties.

(a)           The Company Disclosure Schedule sets forth a complete and accurate list of all the personal properties and assets owned, leased or used by the Company or any of its Subsidiaries or otherwise used in the businesses of the Company and its Subsidiaries as of the date of this Agreement, with a current fair market value in excess of $250,000, specifying whether and by whom each such asset is owned or leased and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, the lease.

(b)           With respect to personal properties and assets that they purport to own, including all properties and assets reflected as owned on the Company Balance Sheet (other than inventory sold in the ordinary course of business since the date thereof), the Company or one of its Subsidiaries has good and valid title to all of such properties and assets, free and clear of all Liens other than Permitted Liens.  “Permitted Liens” means (i) liens for current personal property taxes not yet due and payable and with respect to which the Company maintains adequate reserves, (ii) workers’, carriers’ and mechanics’ or other like liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of the Company’s or any of its Subsidiaries’ business in any material respect or the present use of the affected property and (iii) liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present use of the properties they affect and which secure indebtedness in amounts not exceeding $200,000 in the aggregate.

(c)           With respect to personal properties and assets that are leased, the Company or one of its Subsidiaries has a valid leasehold interest in such properties and assets and all such leases are in full force and effect and constitute valid and binding obligations of the other party(ies) thereto. Neither the Company nor any of its Subsidiaries nor any other party thereto is in violation of any of the terms of any such lease, except where any such violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.14         Condition of Tangible Assets.  All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by the Company or any of its Subsidiaries are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the regular and ordinary course of business and conform in all material respects to all Laws and Authorizations relating to their construction, use and operation.

3.15         Leased Real Property.

(a)           The Company Disclosure Schedule contains a list of all real property and interests in real property leased by the Company or any of its Subsidiaries (the “Leased Real Property”).  The Company does not own any real property.  The Leased Real Property listed on the Company Disclosure Schedule includes all interests in real property used in or necessary for the conduct of the businesses and operations of the Company and its Subsidiaries as currently conducted.

(b)           The Company has delivered to Parent a true and complete copy of every lease and sublease pursuant to which the Company or any Subsidiary of the Company is a party or by which any of them is bound (each, a “Lease”). The Company or one of its Subsidiaries has peaceful, undisturbed and exclusive possession of the Leased Real Property.  Each lease or sublease for Leased Real Property is in full force and effect and there exists no default by the Company or any of its Subsidiaries under any Lease and no circumstance exists which, with or without the giving of notice, the passage of time or both, would constitute or result in such a default.

(c)           The uses for which the buildings, facilities and other improvements located on the Leased Real Property are zoned do not materially restrict, or materially impair, the use of the Leased Real Property for purposes of the business.  Neither the Company nor any of its Subsidiaries has received any notice from any Governmental Entity or other Person that the Leased Real Property does not comply with all applicable material building and zoning codes, deed restrictions, ordinances and rules.

(d)           No Governmental Entity having the power of eminent domain over the Leased Real Property has commenced or, to the Company’s Knowledge, intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Leased Real Property. There are no pending or, to the Company’s Knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Leased Real Property or any other matters which do or may adversely effect the current use, occupancy or value thereof.  Neither the Company nor any of its Subsidiaries has received notice of any pending or threatened special assessment proceedings affecting any portion of the Leased Real Property.

(e)           The Leased Real Property and all present uses and operations of the Leased Real Property comply in all material respects with all Laws, Authorizations, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Leased Real Property. The continued use, occupancy and operation of the Leased Real Property as currently used, occupied and operated do not constitute a nonconforming use and are not the subject of a special use permit under any Law.

(f)            The Leased Real Property is in suitable condition for the businesses of the Company and its Subsidiaries as currently conducted. Each of the Company and its Subsidiaries has good and valid rights of ingress and egress to and from all Leased Real Property from and to the public street systems for all usual street, road and utility purposes.

(g)           No Person other than the Company or a Subsidiary of the Company is in possession of any of the Leased Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than the Company or a Subsidiary of the Company the right of use or occupancy of the Leased Real Property or any portion thereof.  No easement, utility transmission line or water main located on the Leased Real Property adversely affects the use of the Leased Real Property or any improvement on the Leased Real Property in any material respect.

(h)           All water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any Law or necessary for the current use and operation of the Leased Real Property are installed to the property lines of the Leased Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Leased Real Property in the operation of the business as currently conducted and to permit compliance with the requirements of all Laws in the operation thereof.  No fact or condition exists which could result in the termination or reduction of the current access from the Leased Real Property to existing roads or to sewer or other utility services presently serving the Leased Real Property.

3.16         Intellectual Property.

(a)           As used in this Agreement, “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world (“Intellectual Property Rights”), including all issued or granted patent, patent applications (including provisional U.S. applications), design patents, PCT patent applications, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia (whether or not registered) (“Marks”), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

(b)           The Company Disclosure Schedule lists (by name, owner and, where applicable, registration number and jurisdiction of registration, application, certification or filing) all Intellectual Property that is owned by the Company and/or one or more of its Subsidiaries (whether exclusively, jointly with another Person or otherwise) (“Company Owned Intellectual Property”).  Except as described in the Company Disclosure Schedule, the Company or one of its Subsidiaries owns the entire right, title and interest to all Company Owned Intellectual Property free and clear of all Liens.

(c)           The Company Disclosure Schedule lists all licenses, sublicenses and other Contracts (“In-Bound Licenses”) pursuant to which a third party authorizes the Company or any of its Subsidiaries to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, including the incorporation of any such Intellectual Property into the Company’s or any of its Subsidiaries’ products and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive; provided, however, that the Company Disclosure Schedule is not required to list In-Bound Licenses that consist solely of “shrink-wrap”  end-user licenses.

(d)           The Company Disclosure Schedule lists all licenses, sublicenses and other Contracts (“Out-Bound Licenses”) pursuant to which the Company or any of its Subsidiaries authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Company Owned Intellectual Property or pursuant to which the Company or any of its Subsidiaries grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive.

(e)           The Company and/or one or more of its Subsidiaries (i) exclusively own the entire right, interest and title to all Intellectual Property that is used in or necessary for the businesses of the Company and its Subsidiaries as they are currently conducted or proposed to be conducted free and clear of Liens (including the design, manufacture, license and sale of all products currently under development or in production), or (ii) otherwise rightfully use or otherwise enjoy such Intellectual Property pursuant to the terms of a valid and enforceable In-Bound License that is listed in the Company Disclosure Schedule or that is a “shrink-wrap” or similar commercially available end-user license. The Company Owned Intellectual Property, together with the Company’s and its Subsidiaries’ rights under the In-Bound Licenses listed in the Company Disclosure Schedule or that are “shrink-wrap” and similar commercially available end-user licenses (collectively, the “Company Intellectual Property”), constitutes all the Intellectual Property used in or necessary for the operation of the Company’s and its Subsidiaries’ businesses as they are currently conducted and as proposed to be conducted.

(f)            All registration, maintenance, annuity and renewal fees, and any other governmental fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by the Company or any of its Subsidiaries (“Company Registered Items”) that are currently due have been paid and all documents and certificates related to such Company Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Items. All Company Registered Items are in good standing, held in compliance with all applicable legal requirements and enforceable by the Company and/or one or more of its Subsidiaries. All Company Intellectual Property that are owned or licensed by the Company or any of its Subsidiaries are valid.

(g)           The Company is not aware of any challenges (or any basis therefor) with respect to the validity or enforceability of any Company Intellectual Property. The Company Disclosure Schedule lists the status of any Actions before any court of competent jurisdiction, the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world related to any of the Company Intellectual Property, including the due date for any outstanding response by the Company or any of its Subsidiaries in such Actions.  Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Company Intellectual Property. The Company Disclosure Schedule lists all previously held Company Registered Items and all Company owned Intellectual Property that the Company or any of its Subsidiaries has abandoned, cancelled, forfeited or relinquished during the 12 months prior to the date of this Agreement.

(h)           None of the Company’s Intellectual Property Rights or any of the Company’s products or services currently or formerly developed manufactured, sold, offered for sale, distributed, provided, shipped, imported, exported or licensed, by the Company or any of its Subsidiaries, or which are currently under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party.  Neither the Company nor any of its Subsidiaries, by conducting its business as currently conducted or as conducted in the past has infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party. Neither the Company nor any of its Subsidiaries has received any communication alleging that the Company or any of its Subsidiaries or any of their respective products, services, activities or operations infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party nor, to the Company’s Knowledge, is there any basis therefor.  No Action has been instituted, or, to the Company’s Knowledge, threatened, relating to any Intellectual Property formerly or currently used by the Company or any of its Subsidiaries and none of the Company Intellectual Property is subject to any outstanding Order.  To the Company’s Knowledge, no Person has infringed or is infringing any Intellectual Property Rights of the Company or any of its Subsidiaries or has otherwise misappropriated or is otherwise misappropriating any Company Intellectual Property.

(i)            With respect to the Company’s or any of its Subsidiaries’ Proprietary Information, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others. The Company and its Subsidiaries have taken reasonable best steps to protect and preserve the confidentiality of all Proprietary Information owned by the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, the Proprietary Information of the Company and its Subsidiaries (other than Proprietary Information that became public after the filing of a patent application completely inclusive of such Proprietary Information that eventually published or issued as a Patent) is not part of the public knowledge and has not been used or divulged for the benefit of any Person other than the Company and its Subsidiaries. Any receipt or use by, or disclosure to or from, a third party of Proprietary Information owned by the Company or any of its Subsidiaries or such third party has been pursuant to the terms of binding written confidentiality agreement between the Company or such Subsidiary and such third party (“Nondisclosure Agreements”).  The Company and its Subsidiaries are, and to the Company’s Knowledge, all other parties thereto are, in compliance with the provisions of the Nondisclosure Agreements. The Company and its Subsidiaries are in compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized the Company or any of its Subsidiaries to use, Proprietary Information owned by such third party.

(j)            All current and former employees, consultants and contractors of the Company and its Subsidiaries have executed and delivered, and are in compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for, or contractual obligations to, the Company and its Subsidiaries (“Work Product Agreements”).  No current or former employee, consultant or contractor or any other Person has any right, claim or interest to any of the Company Intellectual Property.

(k)           No employee, consultant or contractor of the Company or any of its Subsidiaries has been, is or will be, by performing services for the Company or such Subsidiary, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s, consultant’s or independent contractor’s employment by the Company or any Subsidiary or any services rendered by such employee, consultant or independent contractor.

(l)            All Intellectual Property that has been distributed, sold or licensed to a third party by the Company or any of its Subsidiaries that is covered by a warranty conformed to or conforms to, and performed or performs in accordance with, the representations and warranties provided with respect to such Intellectual Property by or  on behalf of the Company or such Subsidiary for the time period during which such representations and warranties apply. True and complete copies have been provided to Parent of all Contracts pursuant to which the Company or any of its Subsidiaries has agreed to indemnify a third party in connection with any Intellectual Property that has been distributed, sold or licensed by the Company or any of its Subsidiaries.

(m)          The execution and delivery of this Agreement by the Company does not, and the consummation of the Merger (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any of the Company’s or any of its Subsidiaries’ rights to own or control any of its Intellectual Property or their respective rights under any Out-Bound License or In-Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property.

3.17         Absence of Certain Changes or Events.  Except as set forth in the Company Disclosure Schedules, since September 30, 2007 (unless otherwise qualified below) to the date of this Agreement (with respect to the representation and warranty made as of the date of this Agreement) and to the Closing Date (with respect to the representation and warranty made as of the Closing Date):

(a)           there has not been a Company Material Adverse Effect since December 31, 2007;

(b)           neither the Company nor any of its Subsidiaries has amended or otherwise modified its Charter Documents;

(c)           neither the Company nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of its securities;

(d)           neither the Company nor any of its Subsidiaries has split, combined or reclassified any of its securities, or issued, or authorized for issuance, any securities except for the grant of Company Stock Options and the issuance of shares of Company Common Stock upon exercise of Company Stock Options, in each case, in the ordinary course of business consistent with past practice;

(e)           neither the Company nor any of its Subsidiaries has altered any term of any outstanding securities;

(f)            neither the Company nor any of its Subsidiaries has (i) materially increased or modified the compensation or benefits payable or to become payable to any of their respective current or former directors, employees, contractors or consultants, (ii) materially increased or modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any of its current or former directors, employees, contractors or consultants or (iii) entered into any employment, severance or termination agreement, outside the normal course of business;

(g)           neither the Company nor any of its Subsidiaries has sold, leased, transferred or assigned any property or assets of the Company or any of its Subsidiaries except for the sale of inventory and the grant of Out-Bound Licenses on a non-exclusive basis, in each case in the ordinary course of business consistent with past practice;

(h)           neither the Company nor any of its Subsidiaries has incurred, assumed or guaranteed any Indebtedness, or modified the terms of any Indebtedness outstanding as of the Balance Sheet Date;

(i)            neither the Company nor any of its Subsidiaries has incurred any material Liability or created or assumed any Lien on any asset, except for Permitted Liens, Liens arising under lease financing arrangements existing as of the Company Balance Sheet Date and Liens for taxes not yet due and payable with respect to which the Company maintains adequate reserves since December 31, 2007;

(j)            neither the Company nor any of its Subsidiaries has made any loan, advance or capital contribution to, or investment in, any Person except for travel loans or advances in the ordinary course of business consistent with past practice;

(k)           neither the Company nor any of its Subsidiaries has entered into any Material Contract;

(l)            (i) no Material Contract as herein defined has been modified, (ii) no rights under any Material Contract have been waived or accelerated and (iii) no Contract that would be required to be listed as a Material Contract pursuant to Section 3.18 hereof if such Contract were in effect on the date hereof has been terminated or cancelled;

(m)          neither the Company nor any of its Subsidiaries has sold, transferred, pledged or assigned, and there has been no material reduction in the value of, any Company Intellectual Property;

(n)           there has not been any labor dispute, except for individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries;

(o)           there has not been any violation of or conflict with any Law to which the business, operations, assets or properties of the Company or any of its Subsidiaries are subject, except for any such violations and conflicts that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(p)           neither the Company nor any of its Subsidiaries has agreed or entered into any arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this ARTICLE III untrue or incorrect as of the date when made;

(q)           there has not been any material damage, destruction or loss with respect to the property and assets of the Company or any of its Subsidiaries, whether or not covered by insurance;

(r)            there has not been any revaluation of the Company’s or any of its Subsidiaries’ assets, including writing down the value of inventory or writing off notes or accounts receivable or impairing product license fees held in the balance sheet, other than in the ordinary course of business consistent with past practice and the Company has engaged in an evaluation of the value of its assets in accordance with GAAP at least as recently as December 31, 2007;

(s)           neither the Company nor any of its Subsidiaries has made any change in accounting practices or procedures and in particular in respect of sales and inventory since December 31, 2007;

(t)            neither the Company nor any of its Subsidiaries has made any Tax election, changed its method of Tax accounting or settled any claim for Taxes since December 31, 2007; or

(u)           neither the Company nor any of its Subsidiaries has agreed, whether in writing or otherwise, to do any of the foregoing.

3.18         Contracts.

(a)           Except for this Agreement and except for Contracts filed as exhibits to the Company’s SEC Reports, as of the date of this Agreement, none of the Company or its Subsidiaries is a party to or bound by any Contract:  (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) containing covenants binding upon the Company or its Subsidiaries that restrict the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation or its Affiliates) to compete in any business or geographic area; (iii) involving the payment or receipt of royalties or other amounts of more than $100,000 annually, calculated based upon the revenues or income of the Company or its Subsidiaries or income or revenues related to any product of the Company or its Subsidiaries; (iv) with any Affiliate; (v) that would prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement; or (vi) that were not negotiated and entered into an arm’s length basis.  Each such Contract described in clauses (i) through (v) and each Contract filed as an exhibit to the Company’s SEC Reports is referred to herein as a “Material Contract.”

(b)           Each Material Contract is valid and binding upon the Company or a Subsidiary of the Company that is party thereto subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles.  Neither the Company nor any of its Subsidiaries is, and to the Company’s Knowledge, no other party thereto is, in default in the performance, observance or fulfillment in any material respect of any obligation, covenant, condition or other term contained in any Material Contract, and neither the Company nor any of its Subsidiaries has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict in any material respect with or result in a violation or breach in any material respect of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.

(c)           The Company has provided copies of each Material Contract to Parent.

(d)           All Contracts other than Material Contracts to which the Company or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound (collectively, the “Minor Contracts”), are in all material respects valid and enforceable in accordance with their terms. Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder by the Company or any of its Subsidiaries, except in either case where such default would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.19         Litigation.

(a)           Except as otherwise disclosed in the Company Disclosure Schedule, there is no action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) pending or, to the Company’s Knowledge, threatened (i) against or affecting the Company or any of its Subsidiaries or, to the knowledge of the Company, pending or threatened against any present or former officer, director or employee of the Company or any of its Subsidiaries or other Person in connection with which the Company or any of its Subsidiaries has an indemnification obligation or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Merger. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. There is no Action against any current or, to the Company’s Knowledge, former director or employee of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has or is reasonably likely to have an indemnification obligation.

(b)           There is no unsatisfied judgment, penalty or award against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets. There is no Order to which the Company or any of its Subsidiaries or any of their respective properties or assets are subject.

(c)           All Actions which have been settled by the Company have been fully and finally settled pursuant to the terms of all applicable settlement agreements and the Company has no outstanding obligations or liabilities to the parties to such Actions and, to the extent applicable, such Actions have been dismissed with prejudice.

3.20         Employee Benefits.

(a)           The Company Disclosure Schedule sets forth a complete and accurate list of all Company Benefit Plans. A current, accurate and complete copy of each Company Benefit Plan has been provided to Parent. Neither the Company nor any of its Subsidiaries has any intent or commitment to create any additional Company Benefit Plan or amend any Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, in each case which is sponsored, maintained or contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate otherwise has any present or future Liability. “ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Company or any of its Subsidiaries, as defined in Section 414(b), (c), (m) or (o) of the Code.

(b)           The Company has provided or made available to Parent a complete and correct copy of each Company Benefit Plan and all trust agreements, insurance contract or other funding arrangements, all summary plan descriptions, and all material amendments and modifications to any such Company Benefit Plan.  Each Company Benefit Plan has been and is currently administered in compliance in all material respects with its constituent documents and with all reporting, disclosure and other requirements of ERISA and the Code applicable to such Company Benefit Plan. Each Company Benefit Plan that is an Employee Pension Benefit Plan  (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Pension Plan”), has been determined by the Internal Revenue Service to be so qualified and no condition exists that would adversely affect any such determination. No Company Benefit Plan is a “defined benefit plan” as defined in Section 3(35) of ERISA.

(c)           None of the Company, any Subsidiary of the Company, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan has been or is currently engaged in any prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code for which an exemption is not applicable which could subject Company, any Subsidiary of the Company, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan to the tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

(d)           There is no event or condition existing which could be deemed a “reportable event” (within the meaning of Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived. To the Company’s Knowledge, no condition exists which could subject the Company or any of its Subsidiaries to a penalty under Section 4071 of ERISA.

(e)           None of the Company, any Subsidiary of the Company or any ERISA Affiliate is, or has been, party to any “multi-employer plan,” as that term is defined in Section 3(37) of ERISA.

(f)            True and correct copies of the two most recent annual reports on Form 5500 and any attached schedules for each Company Benefit Plan (if any such report was required by applicable Law).

(g)           With respect to each Company Benefit Plan, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the Company’s Knowledge, threatened against any Company Benefit Plan, the Company, any Subsidiary of the Company, any ERISA Affiliate or any trustee or agent of any Company Benefit Plan.

(h)           With respect to each Company Benefit Plan to which the Company, any Subsidiary of the Company or any ERISA Affiliate is a party which constitutes a group health plan subject to Section 4980B of the Code, each such Company Benefit Plan complies, and in each case has complied, in all material respects  with all applicable requirements of Section 4980B of the Code.

(i)            Full payment has been made of all amounts which the Company, any Subsidiary of the Company or any ERISA Affiliate was required to have paid as a contribution to any Company Benefit Plan as of the last day of the most recent fiscal year of each of the Benefit Plans ended prior to the date of this Agreement, and none of the

Company Benefit Plans has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Company Benefit Plan ended prior to the date of this Agreement.

(j)            Each Company Benefit Plan is, and its administration is and has been during the 6-year period preceding the date of this Agreement, in all material respects in compliance with, and none of Company, any Subsidiary of the Company or any ERISA Affiliate has received any claim or notice that any such Company Benefit Plan is not in material compliance with, all applicable Laws and Orders and prohibited transaction exemptions, including to the extent applicable, the requirements of ERISA.

(k)           None of the Company, any Subsidiary of the Company and any ERISA Affiliate is in default in any material respect in performing any of its contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract.

(l)            There are no material outstanding Liabilities of any Company Benefit Plan other than Liabilities for benefits to be paid to participants in any Company Benefit Plan and their beneficiaries in accordance with the terms of such Company Benefit Plan.

(m)          Subject to ERISA and the Code, each Company Benefit Plan may be amended, modified, terminated or otherwise discontinued by the Company, a Subsidiary of the Company or an ERISA Affiliate at any time without liability.

(n)           No Company Benefit Plan other than a Pension Plan, retiree medical plan or severance plan provides benefits to any individual after termination of employment.

(o)           Except as otherwise provided in the Disclosure Schedules, the consummation of the Merger will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, employee, contractor or consultant, or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (iv) result in the payment or series of payments by any Company or any of its Affiliates to any person of an “excess parachute payment” within the meaning of Section 280G of the Code.

(p)           With respect to each Company Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, all premiums required to be paid under the insurance policy through the Closing will have been paid on or before the Closing and, as of the Closing, there will be no liability of the Company, any Subsidiary of the Company or any ERISA Affiliate under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing.

(q)           Each Company Benefit Plan that constitutes a “welfare benefit plan,” within the meaning of Section 3(1) of ERISA, and for which contributions are claimed by the Company, any Subsidiary of the Company or any ERISA Affiliate as deductions under any provision of the Code, is in compliance in all material respects with all applicable requirements pertaining to such deduction. With respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare benefit plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code.  All welfare benefit funds intended to be exempt from tax under Section 501(a) of the Code have been determined by the Internal Revenue Service to be so exempt and no event or condition exists which would adversely affect any such determination.

(r)            Each Company Benefit Plan and any other arrangement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d) of the Code complies in form and operation, and has substantially complied at all applicable times,  with the requirements of Section 409A.

3.21         Labor and Employment Matters.

(a)           The Company Disclosure Schedule sets forth (i) (A) a list of all employees, contractors and consultants of the Company and its Subsidiaries (including title and position) as of the date hereof, and (B) the base compensation and benefits of each such employee, consultant and consultant whose base compensation and target bonus exceeds $10,000 in the year ending December 31, 2007.  All directors, employees, contractors and consultants of the Company and its Subsidiaries may be terminated by the Company or the relevant Subsidiary at any time with or without cause and without any severance or other Liability to the Company or such Subsidiary.

(b)           Neither the Company nor any of its Subsidiaries is a party or subject to any labor union or collective bargaining Contract and, to the knowledge of the Company, as of the date of this Agreement, there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of the Company or any of its Subsidiaries.  There are no pending or threatened labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of the Company or any of its Subsidiaries. There is no unfair labor practice, charge or complaint pending, unresolved or, to the Company’s Knowledge, threatened before the National Labor Relations Board. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute.

(c)           Each of the Company and its Subsidiaries has complied in all material respects with each, and is not in violation in any material respect of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no material violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person.  Each of the Company and its Subsidiaries has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

(d)           Each of the Company and its Subsidiaries has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(e)           Neither the Company nor any of its Subsidiaries is a party to any Contract which restricts the Company or any of its Subsidiaries from relocating, closing or terminating any of its operations or facilities or any portion thereof.  Neither the Company nor any of its Subsidiaries have since January 1, 2004 effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) or (ii) a “mass lay-off” (as defined in the WARN Act), in either case affecting any site of employment or facility of the Company or any of its Subsidiaries, except in accordance with the WARN Act.  The consummation of the Merger will not create liability for any act by the Company or any of its Subsidiaries on or prior to the Closing Date under the WARN Act or any other Law respecting reductions in force or the impact on employees on plant closings or sales of businesses.

(f)            Each of the Company and its Subsidiaries has complied and is in compliance in all material respects with the requirements of the Immigration Reform and Control Act of 1986. The Company Disclosure Schedule sets forth a true and complete list of all employees working in the United States who are not U.S. citizens and a description of the legal status under which each such employee is permitted to work in the United States.  All employees of the Company and its Subsidiaries who are performing services for the Company or any of its Subsidiaries in the United States are legally able to work in the United States and will be able to continue to work in the United States following the Merger.  The Company’s and its Subsidiaries’ relationship with its employees is good, and there are no pending or threatened claims by any employees.

3.22         Environmental.

(a)           As used in this Agreement, the following words and terms have the following definitions:

(i)            “Environment” means all air, surface water, groundwater, sediment, soil and land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources present therein or thereon.

(ii)           “Environmental Action” means any request or demand for information, directive, order, notice, notice of violation, demand, claim, proceeding or other Action brought or threatened under any Environmental Law or Environmental Permit or otherwise asserting that the Company or any of its Subsidiaries has actual or potential any Environmental Liability.

(iii)          “Environmental Clean-up Site” means any location which is listed or included or proposed for listing or inclusion on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state or foreign list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened Action, including any Environmental Action, related to or arising from any alleged violation of any Environmental Law or Environmental Permit or at which there has been a threatened or actual Release of a Hazardous Substance.

(iv)          “Environmental Laws” means any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Entity relating to the Environment, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including but not limited to: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.  (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C.  Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976 (“RCRA”), 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and any similar or implementing state or local Law, and any non-U.S. Laws and regulations of similar import, and all amendments or regulations promulgated thereunder; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to Hazardous Substances.

(v)           “Environmental Liabilities” means Liabilities based upon or arising out of (A) the ownership or operation of the business of the Company or any of its Subsidiaries or (B) the operation or condition of the Leased Real Property or any other real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, in each case to the extent based upon or arising out of (i) Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) a Release of any Hazardous Substance or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances.

(vi)          “Environmental Permit” means any Authorization required under or issued pursuant to Environmental Law, any and all Orders issued or required by, or entered into or with a Governmental Entity under Environmental Law.

(vii)         “Hazardous Substances” means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances which are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.

(viii)        “ISRA” means the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. and the regulations promulgated thereunder.

(ix)           “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the Environment.

(b)           Each of the Company and its Subsidiaries has secured, and is in compliance with, all Environmental Permits required in connection with its business, operations and the Leased Real Property. Each Environmental Permit, together with the name of the Governmental Entity issuing such Environmental Permit, is set forth in the Company Disclosure Schedule.  All such Environmental Permits are valid and in full force and effect and none of such Environmental Permits will be terminated or impaired or become terminable as a result of the Merger. Each of the Company and its Subsidiaries have been, and are currently, in compliance with the requirements of all Environmental Laws applicable to its business and operations and to the Leased Real Property.  Neither the Company nor any of its Subsidiaries has received any notice, or is subject to any Environmental Action, alleging that the Company or any of its Subsidiaries is not in such compliance with Environmental Laws.

(c)           There are no past, pending or, to the Company’s Knowledge, threatened Environmental Actions against or affecting the Company or any of its Subsidiaries, or arising out of any business or operations of the company or any of its Subsidiaries, or with respect to any of the Leased Real Property, and the Company is not aware of any facts or circumstances which could be expected to form the basis for any Environmental Action or Environmental Liability against the Company or any of its Subsidiaries.

(d)           Neither the Company nor any of its Subsidiaries has entered into or agreed to any Order, and neither the Company nor any of its Subsidiaries is subject to any Order, arising out of or issued pursuant to any Environmental Law, including without limitation, any Order relating to compliance with any Environmental Law or any Environmental Permit or requiring the investigation or cleanup of a Hazardous Substance under any Environmental Law.

(e)           No Lien has been attached to, or asserted against, or otherwise obtained with respect to, any assets, property or rights of the Company or any of its Subsidiaries, including without limitation any of the Leased Real Property, pursuant to any Environmental Law, and, to the Company’s Knowledge, no such Lien has been threatened. To the Company’s Knowledge, there are no facts, circumstances or other conditions, including, without limitation, any Releases for which the Company or any of its Subsidiaries is legally responsible, that could be expected to give rise to, result in the assertion or creation of, any Liens on or affecting any Leased Real Property.

(f)            Neither the Company nor any of its Subsidiaries has received any notice or request, including, without limitation, any CERCLA 104(e) information request nor has the Company or any of its Subsidiaries been named a potentially responsible party with respect to any Environmental Clean-up Site under any Environmental Law, including, without limitation, CERCLA or any analogous state Law. To the Company’s Knowledge, there are no circumstances or conditions that could be expected to result in the issuance of any such notice or request to the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received an analogous notice or request from any non-U.S. Governmental Entity.

(g)           The Company has provided to Parent true and complete copies of, or access to, all written environmental assessment materials and reports that have been prepared by or on behalf of, or are otherwise in the possession, custody or control of, the Company or any of its Subsidiaries.

(h)           None of the Leased Real Property located in New Jersey is an “industrial establishment” as such term is defined under ISRA.

(i)            Neither the Company nor any of its Subsidiaries has transported for storage, treatment or disposal, by contract, agreement or otherwise, or arranged for the transportation, storage, treatment or disposal, of any Hazardous Substances at or to any location, including, without limitation, any location used for the treatment, storage or disposal of Hazardous Substances.

3.23         Related Party Transactions.  Except as otherwise disclosed in the Company’s SEC Reports and Disclosure Schedules, there are no Contracts of any kind entered into by the Company or any of its Subsidiaries with, or for the benefit of, any officer, director or stockholder of the Company or, to the Knowledge of the Company, any Affiliate of any of them, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business) and copies of which have been provided to Parent and are listed on the Company Disclosure Schedule, (b) reimbursements of ordinary and necessary expenses incurred in connection with their employment or service, and (c) amounts paid pursuant to Company Benefit Plans of which copies have been provided to Parent.  To the Knowledge of the Company, none of such Persons has any material direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries has a business relationship, or with any firm or corporation that competes with the Company or any of its Subsidiaries (other than ownership of securities in a publicly traded company representing less than one percent (1%) of the outstanding stock of such company).  No officer or director of the Company or any of its Subsidiaries or member of his or her immediate family or greater than five percent (5%) stockholder of the Company or, to the Knowledge of the Company, any Affiliate of any of them or any employee of the Company or any of its Subsidiaries is directly or indirectly interested in any Material Contract.

3.24         Insurance.

(a)           The Company Disclosure Schedule sets forth (i) an accurate and complete list of each insurance policy, binder of insurance and fidelity bond which covers the Company or any of its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Policies”) and (ii) a list of all pending claims and the claims history for the Company and each Subsidiary during the current year and the preceding three (3) years (including with respect to insurance obtained but not currently maintained).  There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

(b)           All Policies are issued by an insurer that is financially sound and reputable with a rating of A or better, are in full force and effect and are enforceable in accordance with their terms and will continue in full force and effect with respect to the Company and its Subsidiaries following the Merger. Such Policies provide adequate insurance coverage for the Company and its Subsidiaries and their respective businesses, properties, assets and employees, and are sufficient in all material respects for compliance with all Laws and Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound.

(c)           All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued.  Neither the Company nor any of its Subsidiaries has received a notice of cancellation of any Policy or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any such Policy. There is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy.  The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.

3.25         Books and Records.  The books, records and accounts of the Company and its Subsidiaries accurately and fairly reflect, in reasonable detail, the transactions and the assets and Liabilities of the Company and its Subsidiaries.  Neither the Company nor any of its Subsidiaries has engaged in any transaction, maintained any bank account or used any of the funds of the Company or any of its Subsidiaries other than transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business. The minute books (containing the records of the meetings, or written consents in lieu of such meetings, of the stockholders, the Board of Directors and any committees of the Board of Directors), the stock certificate books, and the stock record books of the Company and its Subsidiaries are correct and complete in all material respects, and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Company. At the Closing, the Company will deliver, or cause to be delivered, to Parent or its designee all of the minute books of the Company and its Subsidiaries.

3.26         Product Warranty.

(a)           There are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured, sold, distributed, provided, shipped or licensed (“Products”), or any services rendered, by the Company or any of its Subsidiaries, beyond that set forth in the standard conditions of sale or service, copies of which are included in the Company Disclosure Schedule.

(b)           Each Product manufactured, sold, distributed, provided, shipped or licensed, or service rendered, by the Company or any of its Subsidiaries has been in conformity with all applicable contractual commitments and warranties. There are no material design, manufacturing or other defects, latent or otherwise, with respect to any Products and such Products are not toxic when used in accordance with their intended use.  Each Product that has been manufactured, sold, distributed, provided, shipped or licensed prior to Closing contains all warnings required by applicable Law and such warnings are in accordance with reasonable industry practice.

(c)           The Company Balance Sheet reflects adequate reserves (in accordance with GAAP) for product design and warranty claims and other damages in connection with any Product manufactured, sold, distributed, shipped or licensed, or service rendered, by the Company and its Subsidiaries on or prior to the Company Balance Sheet Date.  The accounting records of the Business will reflect adequate reserves (in accordance with GAAP) for all such claims in connection with Products manufactured, sold, distributed, shipped or licensed, or services rendered by, the Company or any of its Subsidiaries on or prior to the Closing Date.

3.27            Brokers or Finders.  There is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of the Company or the Company Stockholders who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement, other than ThinkEquity Partners, LLC in an amount of $730,000 and Janney Montgomery Scott LLC in an amount of $275,000.

3.28            No Illegal Payments.  None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Affiliate, officer, agent or employee thereof, directly or indirectly, has, since inception, on behalf of or with respect to the Company or any of its Subsidiaries, (a) made any unlawful domestic or foreign political contributions, (b) made any payment or provided services which were not legal to make or provide or which the Company, any of its Subsidiaries or any Affiliate thereof or any such officer, employee or other Person should reasonably have known were not legal for the payee or the recipient of such services to receive, (c) received any payment or any services which were not legal for the payer or the provider of such services to make or provide, (d) had any material transactions or payments which are not recorded in its accounting books and records or (e) had any off-book bank or cash accounts or “slush funds.”

3.29            Bank Accounts.  The Company Disclosure Schedule sets forth the name of each bank, safe deposit company or other financial institution in which the Company or any of its Subsidiaries has an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

3.30        Rights Plan; Antitakeover Statutes.  The Rights Plan is not required to be amended such that entering into this Agreement and the transactions contemplated hereby and thereby, do not and will not on the date hereof or as a result of the passage of time (i) result in any person being deemed to have become an Acquiring Person (as defined in the Rights Plan), (ii) result in the ability of any person to exercise any Rights (as defined in the Rights Plan) under the Rights Plan, (iii) enable or require the Rights to separate from the Shares to which they are attached or to be triggered or become exercisable or (iv) enable the Company to exchange any Rights for shares of the Company’s capital stock, pursuant to the Rights Plan.  No Distribution Date, Stock Acquisition Date, Triggering Event (as such terms are defined in the Rights Plan) or similar event has occurred or will occur by reason of (A) the adoption, approval, execution or delivery of this Agreement, (B) the public announcement of such adoption, approval, execution or delivery or (C) the consummation of the transactions contemplated hereby and thereby.

3.31        Opinion of Financial Advisor.  The Board of Directors of the Company and a special committee of the Board of Directors have received an opinion from the Company’s financial advisor dated as of the date hereof and addressed to the special committee and the Board of Directors of the Company to the effect that, as of the date hereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Total Merger Consideration to be paid to the holders of shares of the Company Common Stock is fair, from a financial point of view, to the holders.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

                Parent and Merger Sub represent and warrant to the Company that the statements contained in this ARTICLE IV are true and correct.

4.1              Organization and Good Standing.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries taken as a whole.

4.2              Authority and Enforceability.  Each of Parent and Merger Sub has the requisite power and authority to enter into this Agreement and to consummate the Merger.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

4.3              No Conflicts; Authorizations.

(a)           The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (i) violate the provisions of any of the Charter Documents of Parent or Merger Sub, (ii) violate any Contract to which Parent or Merger Sub is a party, (iii) assuming compliance by Parent with the matters referred to Section 4.3(b), violate any Law applicable to Parent or Merger Sub on the date hereof, or (iv) result in the creation of any Liens upon any of the assets owned or used by Parent or Merger Sub, other than such violations referred to in clauses (i), (ii) and (iii) and such Liens referred to in clause (iv) which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by or with respect to Parent in connection with the execution and delivery of this Agreement and the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain or make which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4              Availability of Funds.  Parent has cash available or has equity investment commitments or existing borrowing facilities which together are sufficient to enable it to satisfy its obligations under this Agreement.

4.5              Brokers or Finders.  There is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of Parent who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement other than Ferghana Partners Inc. and its subsidiary, Ferghana Securities Inc.

4.6              Interim Operations of Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

ARTICLE V

COVENANTS OF THE COMPANY

5.1              Management Consulting Committee.

(a)           Promptly following execution of this Agreement, the parties shall establish a management consulting committee (the “MCC”), which shall consist of a minimum of six (6) persons (the “MCC Member” or “MCC Members”) with the Company and Parent each entitled to appoint three (3) MCC Members and shall have a term beginning on the date hereof and terminating on the earlier of (i) termination of this Agreement; and (ii) the Effective Time.  The Company shall appoint a chairperson to the MCC (the “MCC Chairperson”)  Either the Company or Parent may replace any or all of its representatives on the MCC at any time upon written notice to the other party;

provided, however, that each party shall use reasonable efforts to keep an appropriate level of continuity in representation.

(b)           Subject to the terms of this Agreement, the MCC shall be a forum for information sharing with respect to the operations and working capital of the Company between the date of this Agreement and the earlier of the (i) termination of this Agreement; and (ii) the Effective Time.  In furtherance of the MCC’s objectives, the Company shall furnish to the MCC, promptly following execution of this Agreement, its forecasted working capital plan, dated as of March 7, 2008 (the “Plan”), which was previously furnished to the Parent, and shall update the Plan no less than every two (2) weeks thereafter and, shall provide to the MCC complete and accurate information regarding the Company, its operations, financial condition, results of operations, and such other information as from time to time may be reasonably requested by the MCC Members.  In addition, the  Company will provide the MCC with advance notice of the expenditure of any amounts in excess of $100,000 to the extent not reflected on the forecasted working capital plan.

(c)           The MCC shall meet at least twice during every calendar month during the period beginning on the date this Agreement and terminating on the earlier of (i) termination of this Agreement; and (ii) the Effective Date; and more or less frequently as the Company and Parent mutually deem appropriate or as reasonably requested by either such party, on such dates, and at such places and times, as such parties shall agree; provided that the parties shall endeavor to have the first meeting of the MCC within ten (10) days after the establishment of the MCC.  The venue for meetings shall be offices of the Company, or such other place as the parties may agree, if not held by teleconference or videoconference.  The MCC Members of the MCC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate by the MCC Chairperson.

(d)           The MCC shall have no decision making authority with respect to the parties, but shall have the right to consultation with respect to the operations and working capital of the Company during the period beginning on the date hereof and terminating on the earlier of (i) termination of this Agreement; and (ii) the Effective Time.  At the request of the Parent, the scope of the matters to be discussed may be expanded to include planning beyond the Effective Time.  The discussions of the MCC and any information presented to the MCC by the Company shall be subject to the terms of the Confidentiality Agreement.

5.2          Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall, and it shall cause each of its Subsidiaries to:

(a)           maintain its corporate existence and carry on its business in the usual, regular and ordinary course in a manner consistent with past practice and in accordance with the provisions of this Agreement and in compliance with all Laws,

Authorizations and Contracts including, without limitation, meeting all of its contractual obligations and preserving the Company Intellectual Property, with consultation with the MCC with respect to the operations and working capital of the Company;

(b)           except as otherwise set forth in the Plan, use its best efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it; provided that the Company is not authorized to, and shall not, make any commitments to any of the foregoing Persons on behalf of Parent;

(c)           maintain its books and records in accordance with past practice, and to use its reasonable best efforts to maintain in full force and effect all Authorizations and Policies;

(d)           promptly notify Parent of any event or occurrence not in the ordinary course of business;

(e)           provide Parent with a list of actions that must be taken by the Company or any of its Subsidiaries within sixty (60) days immediately following the Closing Date for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Registered Items; and

(f)            use its best efforts to conduct its business in such a manner that on the Closing Date the representations and warranties of the Company contained in this Agreement shall be true and correct, as though such representations and warranties were made on and as of such date, and the Company shall use its best efforts to cause all of the conditions to the obligations of Parent and Merger Sub under this Agreement to be satisfied as soon as practicable following the date hereof.

5.3              Negative Covenants.  Except as expressly provided in this Agreement, the Company shall not, and it shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

(a)           adopt or propose any amendment to the Charter Documents of the Company or any of its Subsidiaries;

(b)           declare, set aside or pay any dividend or other distribution (whether in cash, stock or other property) with respect to any securities;

(c)           (i) issue or authorize for issuance any securities, except the grant of Company Stock Options to newly hired non-officer employees in the ordinary course of business consistent with past practice or the issuance of shares of Company Common Stock upon the exercise of Company Stock Options, or (ii) make any change in any issued and outstanding securities, or redeem, purchase or otherwise acquire any securities other than the repurchase at cost from employees of shares of Company Common Stock in connection with the termination of their employment pursuant to the Company’s standard form of option/restricted shares agreement;

(d)           (i) outside of ordinary course of business and other than pursuant to a written agreement or Company Benefit Plan disclosed in the Company Disclosure Schedule in the amount required thereunder, (A) modify the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any of its current or former directors, employees, contractors or consultants, or (B) modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Company or any of its Subsidiaries or (ii) enter into any employment (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at-will”), severance or termination agreement, outside of ordinary course of business;

(e)           establish, adopt, enter into, amend or terminate any Company Benefit Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, employees, contractors or consultants of the Company or any of its Subsidiaries;

(f)            other than (A) sales of inventory, (B) the grant of Out-Bound Licenses on a non-exclusive basis and (C) other dispositions of property and assets that are not material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, in each case in the ordinary course of business consistent with past practice, sell, lease, transfer or assign any property or assets of the Company or any of its Subsidiaries (including, but not limited to, granting any sublicense or making any assignment of the License Agreement between the Company and Inpharma AS);

(g)           (i) assume, incur or guarantee any Indebtedness, other than endorsements for collection in the ordinary course of business, (ii) modify the terms of any existing Indebtedness or (iii) repay any existing Indebtedness in advance of its maturity date;

(h)           mortgage, pledge or permit to become subject to Liens (other than Permitted Liens) any properties or assets of the Company or any of its Subsidiaries;

(i)            other than travel loans or advances in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person;

(j)            not cancel any debts or waive any claims or rights of substantial value;

(k)           other than in the ordinary course of business consistent with past practice, (i) amend, modify or terminate, or waive, release or assign any rights under, any Material Contract, (ii) enter into any Contract which, if entered into prior to the date hereof, would have been required to be set forth in Section 3.18 of the Company Disclosure Schedule;

(l)            (i) make any capital expenditure, or commit to make any capital expenditure, which in any one case exceeds $50,000 or capital expenditures which in the aggregate exceed $200,000 or (ii) except as permitted by clause (i), acquire any assets, properties or rights other than Inventory in the ordinary course of business consistent with past practice;

(m)          not settle or compromise any litigation other than settlements or compromises of litigation where the settlement is limited solely to the release of claims and the monetary payment by the Company or any of its Subsidiaries does not exceed $100,000 in the aggregate or $25,000 in any individual case;

(n)           amend any Company Stock Option, Company Restricted Share or Other Purchase Right or authorize cash payments in exchange for any of the foregoing;

(o)           make any filings or registrations, with any Governmental Entity, except routine filings and registrations made in the ordinary course of business;

(p)           be party to (i) any merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries or (ii) any purchase of all or any substantial portion of the assets or securities of the Company or any of its Subsidiaries;

(q)           take any actions outside the ordinary course of business;

(r)            other than as required by GAAP (as advised by its regular independent accounts), make any changes in its accounting methods, principles or practices;

(s)            make any Tax election, change its method of Tax accounting or settle any claim relating to Taxes;

(t)            take any action or omit to do any act within its reasonable control  which action or omission which is reasonably likely to result in any of the conditions to the Merger not being satisfied, except as may be required by applicable Law; or

(u)           agree, whether in writing or otherwise, to do any of the foregoing.

Notwithstanding the foregoing Section 5.3, the Company may negotiate and amend that certain Amended and Restated PSMA/PSMP License Agreement by and among the Company, Progenics Pharmaceuticals, Inc. and PSMA Development Company LLC, dated April 20, 2006; provided, that, the Company shall consult with Parent prior to executing any such amendment.

5.4              Access to Information.  Subject to the terms of the Confidentiality Agreement by and between Parent and the Company dated November 6, 2007 (the “Confidentiality Agreement”), the Company shall, and shall cause its Subsidiaries to, afford to Parent’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) free and full access to and the right to inspect, during normal business hours, and upon prior notice, all of the Leased Real Property, properties, assets, records, Contracts and other documents related to the Company and its Subsidiaries, and shall permit them to consult with the officers, employees, accountants, counsel and agents of the Company and its Subsidiaries for the purpose of making such investigation of the Company and its Subsidiaries as Parent shall desire to make. The Company shall furnish to Parent all such documents and copies of documents and records and information with respect to the Company and its Subsidiaries and copies of any working papers relating thereto as Parent may reasonably request. Without limiting the foregoing, the Company shall permit, and will cause its Subsidiaries to permit, Parent and Parent’s Representatives to conduct such investigations as Parent may reasonably request to assess the environmental condition of the Leased Real Property.

5.5              Resignations.  On the Closing Date, the Company shall cause to be delivered to Parent duly signed resignations, effective at the Effective Time, of all members of the Boards of Directors of the Company and its Subsidiaries of their positions as directors.

5.6              Consents.  The Company shall, and shall cause each of its Subsidiaries to, obtain all Consents; provided that no Indebtedness shall be repaid, except as otherwise required pursuant to the terms of any applicable loan Contract, and no Contract shall be amended nor any right thereunder be waived, and no money or other consideration shall be expended, to obtain any such Consent.

5.7              Notification of Certain Matters.  The Company shall give prompt notice to Parent of any fact, event or circumstance known to it that (a) individually or taken together with all other facts, events and circumstances known to it, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, (c) the failure of any condition precedent to Parent’s obligations, (d) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger, (e) any notice or other communication from any Governmental Entity in connection with the Merger, or (f) any Actions commenced relating to the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.19.

5.8              Exclusivity.

(a)           Subject to Section 5.8(b), except with respect to this Agreement and the transactions contemplated hereby, the Company agrees that it will not, and it will cause each of its Subsidiaries and its and their respective directors, officers, employees, Affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) (each, an “Agent”), not to: (i) initiate, solicit, or knowingly encourage or seek, directly or indirectly, any inquiries relating to or the making or implementation of any Third Party Proposal; (ii) engage in any negotiations concerning, or provide any information or data to, or have any substantive discussions with, any Person relating to a Third Party Proposal; (iii) otherwise cooperate in or facilitate any effort or attempt to make, implement or accept a Third Party Proposal; (iv) enter into Contract with any Person relating to a Third Party Proposal or (v) release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company will immediately cease, and will cause its Subsidiaries and Agents immediately to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to (or reasonably likely to lead to) any Third Party Proposal.  “Third Party Proposal” means any Contract, proposal or offer (including any proposal or offer to the stockholders of the Company) with respect to a proposed or potential Acquisition Transaction.  “Acquisition Transaction” means: (A) any sale, lease or other disposition, direct or indirect (and however structured), of any business or assets of the Company and/or any of its Subsidiaries, (B) any tender offer (including a self-tender offer) or exchange offer, (C) a merger, consolidation, share exchange, business combination, reorganization, joint venture, recapitalization, liquidation, dissolution or other similar transaction involving the Company, (D) the issuance, sale or other disposition, direct or indirect (and however structured, and including in connection with any financing), of securities (or securities or other rights convertible into, or exercisable or exchangeable for, such securities) or (E) any combination of the foregoing (other than the Merger).

(b)           Notwithstanding anything to the contrary in Section 5.8(a), the Board of Directors of the Company may furnish information to, and enter into discussions or negotiations with, a Person who has made an unsolicited bona fide Third Party Proposal if, and only if, the Board of Directors of the Company has (i) reasonably concluded after receiving advice from the Company’s independent financial advisors that such Third Party Proposal constitutes or is reasonably likely to lead to a Superior Proposal, (ii) concluded, after receiving advice from its outside legal counsel, that, in light of such Superior Proposal, the furnishing of such information or entering into discussions in a manner consistent with its fiduciary obligations to the Company and the Company Stockholders under applicable Law, (iii) provided written notice to Parent of its intent to furnish information or enter into discussions or negotiations with such Person at least three (3) Business Days prior to taking any such action and (iv) obtained from such Person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Board of Directors of the Company shall furnish to Parent all information provided to the Person who has made the Superior Proposal to the extent that such information has not been previously provided to Parent and shall keep Parent promptly and reasonably informed as to the status of any discussions regarding such Superior Proposal.  Notwithstanding the foregoing, no information may be furnished and no discussions may be entered into in the event that the Company has taken any actions inconsistent with this Section 5.8. “Superior Proposal” means an unsolicited bona fide Third Party Proposal pursuant to which a Person (or its stockholders) would own, if consummated, all or substantially all of the outstanding capital stock of the Company (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company and its Subsidiaries taken as a whole on terms that the Board of Directors of the Company determines, in its good faith judgment (based on the advice of a financial advisor), to be more favorable to the Company Stockholders from a financial point of view than the terms of the Merger and with any financing required to consummate the transaction contemplated by such Third Party Proposal committed or likely, in the good faith judgment of the Board of Directors of the Company (based on the advice of a financial advisor), to be obtained by such third party on a timely basis.   In addition to the obligations of the Company set forth in this Section 5.8(b), the Company shall promptly, but in no event later than 24 hours after the receipt thereof, advise Parent in writing of any request for information that the Company reasonably believes could lead to a Third Party Proposal, the terms and conditions of such request, Third Party Proposal or inquiry (including any subsequent material amendment or modification to such terms and conditions) and the identity of the Person making the request. The Company shall keep Parent informed in all material respects on a timely basis of any change in the status of, or any modification or amendment to, any Third Party Proposal.

(c)           Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending, modifying or changing its recommendation in favor of the Company Stockholder Approval and, in the case of a tender or exchange offer made directly to the Company Stockholders, recommending that the Company Stockholders accept the tender or exchange offer (each, a “Change of Recommendation”), if all of the following conditions are satisfied:

(i)            a Superior Proposal is made to the Company and is not withdrawn;

(ii)           the Company Stockholders’ Meeting has not occurred;

(iii)          the Company shall have provided at least three (3) Business Days’ prior written notice (the “Notice Period”) to Parent stating (A) that it has received a Superior Proposal, (B) the terms and conditions of such Superior Proposal and the identity the Person making such Superior Proposal and (C) that it intends to effect a Change of Recommendation and the manner in which it intends to so;

(iv)          Parent shall not have, within the Notice Period, made an offer that the Board of Directors of the Company by a majority vote determines in its good faith judgment (based on the written advice of its financial advisor) to be at least as favorable to the Company and the Company Stockholders as such Superior Proposal (it being agreed that the Board of Directors of the Company shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof);

(v)           the Board of Directors of the Company concludes in good faith, after receiving the advice of its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to effect a Change of Recommendation is reasonably likely to result in a breach of its fiduciary obligations to the Company Stockholders under applicable Law;

(vi)          the Company shall not have breached any of the provisions set forth in this Section 5.8.

(d)           Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that the Company shall not take a position that effects, or otherwise make any public statement that constitutes, a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.8(c).

5.9               Company Stockholders’ Meeting.

(a)           As promptly as practicable after the date hereof, the Company shall take all action necessary under the DGCL and its Charter Documents (i) to call, convene and hold a meeting of the Company Stockholders to vote upon the adoption of this Agreement (the “Company Stockholders’ Meeting”) and the transactions contemplated hereby and (ii) to solicit the Company Stockholder Approval. The Board of Directors of the Company will recommend, by unanimous vote of all directors then in office, that the Company Stockholder Approval be given and will use its reasonable best efforts to solicit from the Company Stockholders the Company Stockholder Approval, except to the extent that the Board of Directors of the Company effects a Change of Recommendation as provided in Section 5.8(c).

(b)           Nothing in this Agreement shall limit the Company’s obligation to convene the Company Stockholders’ Meeting (regardless of whether the Board of Directors of the Company effects a Change of Recommendation).

5.10             Proxy Statement.

(a)           Immediately following the execution of this Agreement, the Company shall prepare and file with the SEC, no later than March 17, 2008, a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the Company Stockholders’ Meeting. The Company shall use reasonable best efforts to have cleared by the SEC and thereafter mail to the Company Stockholders as promptly as practicable the Proxy Statement and all other proxy materials for the Company Stockholders’ Meeting.

(b)           Except to the extent expressly permitted by Section 5.8(c), (i) the Board of Directors of the Company shall recommend that the Company Stockholders vote in favor of the Company Stockholder Approval, (ii) the Proxy Statement shall include a statement that the Board of Directors of the Company has recommended that the Company Stockholders vote in favor of the Company Stockholder Approval and (iii) neither the Board of Directors of the Company nor any committee thereof shall effect any Change of Recommendation; provided, however, that the foregoing shall not prohibit the Board of Directors of the Company from fulfilling its duty of candor or disclosure to its stockholders under applicable Law.  For purposes of this Agreement, such recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if such recommendation shall no longer be unanimous.

(c)           The Proxy Statement and any amendments or supplements to the Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement to the Proxy Statement is first mailed to the Company Stockholders, at the time the Company Stockholders vote on the adoption of this Agreement and at the Effective Time, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by the Company, the Company shall promptly inform Parent.  The covenant contained in this Section 5.10(c) will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

(d)           The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, each time before that document (or any amendment or supplement thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by Parent and its counsel. The Company shall (i) promptly provide Parent and its counsel with any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) provide Parent with a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

5.11         Fairness Opinion.  The Company shall deliver to Parent an executed copy of the opinion from the Company’s financial advisor dated as of the date hereof and addressed to the special committee and the Board of Directors of the Company to the effect that, as of the date hereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Total Merger Consideration to be paid to the holders of shares of the Company Common Stock is fair, from a financial point of view, to the holders.

ARTICLE VI

COVENANTS OF PARENT

6.1               Benefit Plans.  Parent and the Surviving Corporation shall take all reasonable actions necessary to allow eligible employees of the Company and any of its Subsidiaries who will be employees of the Surviving Corporation and any of its Subsidiaries (“Transitioned Employees”), to participate on substantially similar terms in benefit programs which are substantially comparable to those maintained by the Company immediately prior to the Effective Time for the benefit of, or offered to, Transitioned Employees to the extent permitted by the terms of such Parent or Surviving Corporation benefit plan or any insurance contract or agreement applicable thereto; provided, however, that there shall be no obligation to offer any stock option, stock purchase, restricted stock, stock appreciation right, phantom stock or similar plan that provides for the issuance of shares of Parent or Surviving Corporation stock or interests in such stock, to any person.  Parent and the Surviving Corporation will recognize employment services of each Transitioned Employee with the Company and any of its Subsidiaries for purposes of eligibility (but not benefit accrual) under any benefit plan of Parent and the Surviving Corporation to the extent applicable. Each Transitioned Employee’s years of service with the Company and any of its Subsidiaries shall be otherwise recognized for all general employment purposes, including seniority, vacation, personal time and similar general employment purposes; provided that any vacation time offered by Parent or the Surviving Corporation in the calendar year of the Effective Time to any Transitioned Employee shall be offset by any vacation time used by or paid to a Transitioned Employee by the Company or any of its Subsidiaries in the calendar year of the Effective Time.  In addition, Parent and the Surviving Corporation will (a) waive all limitations as to preexisting conditions, exclusions, waiting periods and service requirements with respect to participation and coverage requirements applicable to Transitioned Employees under any group health plan sponsored by Parent, except to the extent such preexisting conditions, exclusion, waiting period or service requirement had not been satisfied by any such Transitioned Employee as of the Effective Time under a group health plan sponsored by the Company or any of its Subsidiaries; and (b) provide each Transitioned Employee with credit for any deductible, copayment and out-of-pocket limits applicable to such employees under any such group medical plan sponsored by the Company or any of its Subsidiaries and paid by the Transitioned Employee prior to the Effective Time during the calendar year of the Effective Time.

6.2               Delisting and Deregistration.  Parent shall use its reasonable best efforts to cause the Company Common Stock to be no longer quoted on the NASDAQ and to be deregistered under the Exchange Act as soon as practicable following the Effective Time.

6.3               Indemnification.

(a)           From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim or Action that is based in whole or in part on, or arises in whole or in part out of, the fact that such Person is or was a director, officer or employee of the Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such Persons are entitled to be indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to the Charter Documents and indemnification agreements of the Company and its Subsidiaries, if any, in existence on the date hereof with any directors, officers and employees of the Company and its Subsidiaries.

(b)           For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current directors’ and officers’ liability insurance policies maintained by the Company with respect to claims arising from facts or events that occurred prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided that if the existing directors’ and officers’ liability insurance policy expires, is terminated or cancelled during such 6-year period, Parent shall cause to be substituted therefor policies containing terms and conditions which are no less favorable to the former officers and directors of the Company and its Subsidiaries only with respect to claims arising from facts or events that occurred prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided that such premiums shall not exceed $662,500 in the aggregate.

(c)           This Section 6.3 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

(d)           In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation honor the indemnification obligations set forth in this Section 6.3.

ARTICLE VII

COVENANTS OF THE COMPANY AND PARENT

7.1               Regulatory Approvals.

(a)           Each of Parent, Merger Sub and the Company shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Authorizations, Orders, declarations and filings with, and notices to, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the transactions contemplated hereby.  Each party shall cooperate with and promptly furnish information to the other party necessary in connection with any requirements imposed upon such other party in connection with the consummation of the Merger.

(b)           Parent and the Company shall instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under any Laws in order to expeditiously obtain all Authorizations, Orders and declarations of applicable Governmental Entities .  Such reasonable best efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Entity and (ii) to confer with each other regarding appropriate contacts with and response to personnel of any Governmental Entity.

7.2               Public Announcements.  The initial press release relating to this Agreement shall be a joint press release the text of which shall have been agreed to by each of Parent and the Company.  Thereafter, each of Parent and the Company shall not issue any press release or otherwise make any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement without the prior consent of the other party (such consent not to be unreasonably withheld or delayed); provided that a party may, without such consent (but after prior consultation to the extent practicable in the circumstances), issue such press releases and make such public statements that it believes are required by applicable Law or the rules of NASDAQ. Notwithstanding the foregoing, a party may make public statements in response to questions from the press, analysts, investors and make internal announcements to employees, so long as such statements and announcements are consistent with previous press releases or public statements made jointly by the Company and Parent and do not violate the terms of the Confidentiality Agreement.

7.3               Further Assurances.  Upon the terms and subject to the conditions hereof each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Merger and the transactions contemplated by this Agreement.

7.4               Voting Agreements.  The Company shall use its best efforts to obtain Voting Agreements from stockholders of the Company owning five percent (5%) or more of the issued and outstanding capital stock of the Company on the date hereof.

ARTICLE VIII

CONDITIONS TO MERGER

8.1               Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)           The Company Stockholder Approval shall have been obtained.

(b)           All Authorizations and Orders of, declarations and filings with, and notices to any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made and shall be in full force and effect.

(c)           No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall be in effect. No Law shall have been enacted or shall be deemed applicable to the Merger which makes the consummation of the Merger illegal.

(d)           The Company shall have filed its definitive Proxy Statement in accordance with the provisions of the Exchange Act, and the SEC shall not have initiated an enforcement action or otherwise sought to prevent the solicitation of proxies with regard to the Merger.

8.2               Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by Parent in its sole discretion) of the following further conditions:

(a)           The representations and warranties of the Company set forth in this Agreement that are qualified by materiality (considered collectively and individually) shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, and the representations and warranties that are not so qualified (considered collectively and individually) shall have been true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by the President of the Company to such effect.

(b)           The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; provided that, with respect to obligations that are qualified by materiality, the Company shall have performed such obligations, as so qualified, in all respects. Parent shall have received a certificate signed on behalf of the Company by the President of the Company to such effect.

(c)           There shall not have occurred any event, occurrence or change that has had, or would reasonably be expected to have, a Company Material Adverse Effect, which shall include, without limitation, that the Company’s auditors have indicated that their audit report relating to the Company’s most recently completed fiscal year must be qualified to reflect that there is doubt that the Company can continue as a “going concern.”

(d)           No Action shall be pending or threatened before any court or other Governmental Entity, in each case that has a reasonable likelihood of success, (i) seeking to prevent consummation of the Merger or seeking to obtain from the Company or Parent damages that are material in relation to the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be, (ii) seeking to impose any material limitation on the right of Parent to control the Company and its Subsidiaries or any other Affiliate of Parent, (iii) seeking to restrain or prohibit the Company’s or Parent’s ownership or operation (or that of their respective Subsidiaries or Affiliates) of any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel the Company or Parent or any of their respective Subsidiaries or Affiliates to dispose of or hold separate any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, and if such business or assets relate to the Company or any of its Subsidiaries, such business or assets are material to the financial condition, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, and if such business or assets relate to Parent or any of its Subsidiaries, such business or assets are material to the financial condition, results of operations or prospects of Parent and its Subsidiaries, taken as a whole. No Order shall be in effect, and no Law shall have been enacted or shall be deemed applicable to the Merger, which has any of the effects set forth in clauses (i) through (iii) in this Section 8.2(d).

(e)           The Company shall have obtained the Consent of each Person whose Consent is required under the Material Contracts set forth in the Company

Disclosure Schedule and shall have provided evidence of each such Consent in form and substance satisfactory to Parent.

(f)            The Company shall have delivered to Parent resignations from the directors of the Company and each Subsidiary of the Company holding such position immediately prior to the Effective Time.

(g)           The Company shall have delivered to Parent satisfactory evidence of the cancellation of all of the Company Stock Options and Other Purchase Rights and the termination of all Company Stock Option Plans.

(h)           The Company shall have delivered to Parent certificates of good standing for the Company from the Secretary of State of the State of Delaware and New Jersey, each dated a reasonable date prior to the Closing Date, and certificates of good standing for the Subsidiaries of the Company from the Secretary of State of the State of Delaware.

(i)            Each of the executive officers and directors of the Company shall have delivered a Voting Agreement on the date hereof and shall have complied with and not be in breach of their respective obligations under the Voting Agreement and all of the Company Common Stock subject to a Voting Agreement shall have been voted in favor of the approval and adoption of this Agreement and the Merger (which vote shall not have been revoked).

(j)            The Company shall have delivered to Parent and Merger Sub (i) a certificate dated as of the date of Closing, signed on its behalf by its chief executive officer and its chief financial officer to the effect that the obligations under Section 8.2(a) through (e) and (g) of this Agreement have been satisfied and (ii) copies of all documents that Parent may reasonably request relating to the existence of the Company and certified copies of resolutions or written consents duly adopted by the Board of Directors of the Company and any of its Subsidiaries evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent and its counsel may request.

(k)           The number of shares of Company Common Stock held by holders demanding appraisal rights pursuant to the provisions of Section 262 of the DGCL shall represent not more than ten percent (10%) of the outstanding Company Common Stock as of the Effective Date.

(l)            The Company not accepting any buy out of royalties from Progenics without prior consultation with Parent.

(m)          The Company shall have filed its Annual Report on Form 10-K with the Securities and Exchange Commission, including audited financial statements for the year ended December 31, 2007, no later than March 17, 2008.

8.3               Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is subject to the satisfaction (or waiver by the Company in its sole discretion) of the following further conditions:

(a)           The representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and the Company shall have received a certificate dated the Closing Date signed on behalf of Parent by the President of Parent to such effect.

(b)           Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of Parent by the President or Chief Financial Officer of Parent to such effect.

(c)           Parent (or its designated affiliate) shall have entered into a Sublicense Agreement with the Company for the sublicense of European and Asian rights to the Company’s Caphosol product substantially on the terms attached hereto as Exhibit B which agreement shall be effective on the date that the Company files its preliminary Proxy Statement with the SEC, no later than March 17, 2008.

ARTICLE IX

TERMINATION

9.1               Termination.

(a)           This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(i)            by mutual written consent of Parent and the Company;

(ii)           by Parent or the Company if:

(A)          the Merger is not consummated on or before December 31, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this clause (ii) (A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(B)           a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable; or

(C)           the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting or any adjournment or postponement thereof;

(iii)          by Parent if:

(A)          any condition to the obligations of Parent hereunder becomes incapable of fulfillment other than as a result of a breach by Parent of any covenant or agreement contained in this Agreement, and such condition is not waived by Parent;

(B)           there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied; provided however, that, if such breach is curable by the Company through its good faith efforts and for so long as the Company continues to exercise its good faith efforts, the Parent may not terminate this Agreement under this Section 9.1(a)(iii)(B) for a period ending upon the earlier of (1) the Outside Date and (2) thirty (30) days following written notice to the Company by Parent of such breach;

(C)           (i) the Board of Directors of the Company fails to call the Company Stockholders’ Meeting in accordance with Section 5.8(a) and to hold such meeting no later than December 30, 2008, (ii) the Company fails to include in the Proxy Statement the unanimous recommendation of the Board of Directors of the Company in favor of the Company Stockholder Approval, (iii) the Board of Directors of the Company effects a Change of Recommendation or resolves to do so, (iv) the Company recommends to the Company Stockholders or approves or endorses a Third Party Proposal or enters into any letter of intent, memorandum of understanding or similar document or any Contract (other than a nondisclosure agreement) constituting, accepting or directly related to, or which is reasonably likely to lead to, any Third Party Proposal, (v) the Board of Directors of the Company fails to reject a Third Party Proposal within ten (10) Business Days following receipt by the Company of the Third Party Proposal, (vi) the Company breaches its obligations under Section 5.7, (vii) a tender offer or exchange offer relating to the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend within ten (10) Business Days against acceptance of such tender offer or exchange offer by the Company Stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company Stockholders) or (viii) resolves, agrees or proposes publicly to take any such actions in response to a Third Party Proposal; or

(iv)                              by the Company if:

(A)                              any condition to the obligations of the Company hereunder becomes incapable of fulfillment other than as a result of a breach by the Company of any covenant or agreement contained in this Agreement, and such condition is not waived by the Company; or

(B)                                there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied; provided however, that, if such breach is curable by the Parent through its good faith efforts and for so long as the Company continues to exercise its good faith efforts, the Company may not terminate this Agreement under this Section 9.1(a)(iv)(B) for a period ending upon the earlier of (1) the Outside Date and (2) thirty (30) days following written notice to the Parent by the Company of such breach.

(b)                                 The party desiring to terminate this Agreement pursuant to Sections 9.1(a)(ii), 9.1(a)(iii) or 9.1(a)(iv) shall give written notice of such termination to the other parties hereto.

9.2                                 Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company or Parent or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 9.3 and 9.4; provided, however, that the provisions of Section 7.2 (Public Announcements) and Section 9.3 (Remedies), Section 9.4 (Termination Fee) and ARTICLE X of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

9.3                                 Remedies.

(a)                                  Any party terminating this Agreement pursuant to Section 9.1 shall have the right to recover damages sustained by such party as a result of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under Section 9.1. Payments made pursuant to Section 9.4 shall be in addition to any other rights, remedies and relief of the parties hereto or with respect to the subject matter of this Agreement.

(b)                                 Unless otherwise provided for in Sections 9.3(a) or 9.4, any termination of this Agreement by Parent or the Company will not result in any financial payment by the party or any other remedy in equity or law.

9.4                                 Termination Fee.

(a)                                  The Company shall pay Parent, by wire transfer of immediately available funds to an account designated by Parent, a fee equal to five percent (5%) of the Total Merger Consideration, which shall include reimbursement of up to $500,000 for all reasonable costs and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby (the “Termination Fee”) if this Agreement is terminated as follows:

(i)                                     if Parent terminates this Agreement pursuant to Section 9.1(a)(iii)(C) the Company shall pay Parent, by wire transfer of immediately available funds to an account designated by Parent,  the Termination Fee in full on the Business Day following the date of such termination; or

(ii)                                  if (A) (1) Parent or the Company terminates this Agreement pursuant to Section 9.1(a)(ii)(C) or (2) Parent terminates this Agreement pursuant to Section 9.1(a)(iii)(B) and (B) in each case, prior to any such termination but following the date hereof any Person shall have made to the Company or the Company Stockholders, or publicly announced, a proposal, offer or indication of interest relating to any Acquisition Transaction (such Person being referred to herein as the “Third Party Bidder”), the Company shall pay Parent, by wire transfer of immediately available funds to an account designated by Parent, one half of the Termination Fee in full on the Business Day following such termination and (C) if within 12 months of the date of any such termination, an Acquisition Transaction is consummated with the Third Party Bidder or the Company enters into an agreement, letter of intent or similar arrangement with the Third Party Bidder relating to an Acquisition Transaction, the Company shall pay Parent, by wire transfer of immediately available funds to an account designated by Parent, the remaining one half of the Termination Fee upon the earlier of such execution or consummation. For purposes of this Section 9.4, the term  “Acquisition Transaction” means: (A) any sale, lease or other disposition, direct or indirect (and however structured), of any business or assets of the Company and/or any of its Subsidiaries (which business or assets represent fifty percent (50%) of more of the consolidated revenues, net income or assets of the Company an/or its Subsidiaries taken as a whole), (B) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning fifty percent (50%) or more of any class of securities of the Company, (C) a merger, consolidation, share exchange, business combination, reorganization, joint venture, recapitalization, liquidation, dissolution or other similar transaction involving the Company and/or any of its Subsidiaries (which Subsidiaries represent ten percent (10%) or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries taken as a whole), (D) the issuance, sale or other disposition, direct or indirect (and however structured), of securities (or securities or other rights convertible into, or exercisable or exchangeable for, such securities) representing fifty percent (50%) or more of the voting power or capital stock of the Company and/or any of its Subsidiaries (which Subsidiaries represent twenty percent (20%) or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries taken as a whole) or (E) any combination of the foregoing (other than the Merger).

(b)                                 Parent shall pay the Company, by wire transfer of immediately available funds to an account designated by the Company, the Termination Fee if this Agreement is terminated by the Company pursuant to Section 9.1(a)(iv)(B).  Parent shall pay the Company the Termination Fee in full on the Business Day following the date of such termination.

(c)                                  In the event that the Company fails to pay the Termination Fee when due, the Company will also pay the costs and expenses of Parent or Merger Sub in connection with a legal action to enforce this Agreement, together with interest on such Termination Fee, commencing on the date that such Termination Fee became due, at a rate equal to the prime rate as reported in the Wall Street Journal on the date the foregoing amounts were due.

ARTICLE X

MISCELLANEOUS

10.1                           Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day; or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

If to Parent or Sub, to:

EUSA Pharma Inc.
Heritage Gateway Centre
1980 S. Easton Road, Suite 250
Doylestown, PA 18901
Attn: General Counsel
Facsimile:(215) 230-3322

and

EUSA Pharma
The Magdalen Centre
Oxford Science Park
Oxford

OX4 4GA
England
Attn: General Counsel
Facsimile: 44 (0) 1865784253

With a required copy to:
McCarter & English, LLP
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07102
Attn: Jeffrey Baumel, Esq.
Facsimile: (973) 624-7070

If to the Company, to:
Cytogen Corporation
650 College Road East
Princeton, NJ 08540
Attn: Kevin Bratton, Chief Financial Officer
Facsimile: (609) 452-2317

With a required copy to:
Morgan, Lewis & Bockius LLP
502 Carnegie Center, 3rd Floor
Princeton, NJ 08540
Attn: Emilio Ragosa
Facsimile: (609) 919-6701

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

10.2                           Survival.  The representations and warranties and covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except that the covenants and agreements set forth in ARTICLE I, ARTICLE II, ARTICLE VI, ARTICLE VII, ARTICLE IX and this ARTICLE X shall survive the Effective Time.

10.3                           Amendments and Waivers.

(a)                                  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that, after adoption of this

Agreement by the Company Stockholders, no amendment or waiver shall be made which by Law requires further approval by the Company Stockholders without such further approval.

(b)                                 No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)                                  To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

10.4                           Fees and Expenses.  Except as set forth in this Section 10.4 or in Section 9.4, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated and shall not result in an adjustment to the Total Merger Consideration.

10.5                           Successors and Assigns.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent.  Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

10.6                           Governing Law.  This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of New Jersey, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New Jersey.

10.7                           Consent to Jurisdiction.  Each party irrevocably submits to the exclusive jurisdiction of (a) New Jersey, and (b) the United States District Court for New Jersey, for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any such Action either in the circuit court in and for Mercer County, New Jersey or if such Action may not be brought in such court for jurisdictional reasons, in the United States District Court for New Jersey. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Action in New Jersey with respect to any matters to which it has submitted to jurisdiction in this Section 10.7. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in (i) the circuit court in and for

Mercer County, New Jersey, or (ii) the United States District Court for New Jersey, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.8                           Counterparts.  This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

10.9                           Third Party Beneficiaries.  No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except (i) that in the case of Section 6.3 hereof, the Indemnified Parties and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names; (ii) the right of the Company, on behalf of the stockholders of the Company, to pursue damages in the event of Parent’s or Merger Sub’s intentional or wrongful breach of the Agreement or fraud, which right is hereby acknowledged and agreed by Parent and Merger Sub; and (iii) the right of the stockholders of the Company, in accordance with the terms and provisions of this Agreement, to receive the Merger Consideration at the Effective Time.

10.10                     Entire Agreement.  This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Merger. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, other than the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

10.11                     Captions.  All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

10.12                     Severability.  Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13                     Specific Performance.  Parent and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

ARTICLE XI

DEFINITIONS

11.1                           Definitions.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 11.1, or in the applicable Section of this Agreement to which reference is made in this Section 11.1.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law including, without limitation, any such authorization, approval, consent, certificate, license or permit issued by the Federal Food and Drug Administration.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

“Company Material Adverse Effect” means any state of facts, development, event, circumstance, condition, occurrence or effect that, individually or taken collectively with all other states of facts, developments, events, circumstances, conditions, occurrences or effects that have occurred prior to the date of determination of the occurrence of the Company Material Effect, (a) is materially adverse to the condition (financial or otherwise), business operations, or results of operations of the Company and its Subsidiaries taken as a whole, (b) impairs the ability of the Company to perform its obligations hereunder or (c) delays the consummation of the Merger, other than in the case of clause (a), any such state of facts, development, event, circumstance, condition, occurrence or effect arising out of any changes affecting the industry in which the Company and its Subsidiaries operate or any changes in general economic conditions; provided that any such change or changes  do not disproportionately affect in any material respect the Company and its Subsidiaries, taken as a whole; provided, however, in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:  (i) any changes affecting the industry in which the Company and its Subsidiaries operate that do not have a disproportionate impact in any material respect on the Company and its Subsidiaries, taken as a whole, (ii) any changes in general economic conditions or the capital markets that do not disproportionately impact in any material respect the Company and its Subsidiaries, taken as a whole, (iii) in and of itself, any change in the market price or trading volume of Company Common Stock, (iv) in and of itself, a failure by the Company to meet the revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Closing Date, (v) the taking of any action required by this Agreement or to which Parent has given its written consent, (vi) any changes or effects to the extent attributable to the announcement or the pendency of the transactions contemplated hereby, including disruption or loss of customer, business partner, supplier or employee relationships (provided that the exception in this clause (vi) shall not be used to excuse a breach of a representation or warranty of the Company contained in this Agreement that arises from the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement); (vii) any changes or effects resulting from the actions of Parent or its Subsidiaries; or (viii) changes in applicable Laws or GAAP.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order and purchase order.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and (g) any guaranty of any of the foregoing.

“Knowledge” of the Company or any similar phrase means, with respect to any fact or matter, the actual knowledge of the directors and executive officers of the Company and each of its Subsidiaries.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena, directive or verdict or other decision entered, issued or rendered by any Governmental Entity.

“Parent Material Adverse Effect” means any state of facts, development, event, circumstance, condition, occurrence or effect that, individually or taken collectively with all other states of facts, developments, events, circumstances, conditions, occurrences or effects that have occurred prior to the date of determination of the occurrence of the Parent Material Effect, (a) is materially adverse to the condition (financial or otherwise), operations, prospects or results of operations of Parent and its Subsidiaries taken as a whole, (b) impairs the ability of Parent to perform its obligations hereunder or (c) delays the consummation of the Merger.

“Per Share Merger Consideration” means $0.62, unless the formula contained in Schedule 2.1 to the Company’s Disclosure Schedules results in Total Merger Consideration exceeding $22,600,000, then the Per Share Merger Consideration shall be incrementally reduced, as mutually agreed to by the Company and Parent, such that the Total Merger Consideration does not exceed $22,600,000.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (i) such party or any Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

“$” means United States dollars.

11.2                           Interpretation.

(a)                                  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)                                 The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)                                  When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d)                                 The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e)                                  A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f)                                    Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g)                                 The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h)                                 All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

EUSA Pharma Inc.

By:	/s/ Bryan Morton
Name:	Bryan Morton
Title:	President and Chief Executive Officer

EUSA Pharma (USA), Inc.

By:	/s/ Bryan Morton
Name:	Bryan Morton
Title:	President and Chief Executive Officer

CYTOGEN CORPORATION

By:	/s/ Kevin G. Lokay
Name:	Kevin G. Lokay
Title:	President and Chief Executive Officer